   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1999
                                              Registration No. _________________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                         ------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                            ALLQUEST.COM CORPORATION
                 (Name of small business issuer in its charter)

           Delaware                              6162                              76-0615762
(State or other jurisdiction      (Primary Standard Classification              (I.R.S. Employer
       of incorporation)                     Code Number)                      Identification No.)

                         ------------------------------

                            AllQuest.com Corporation
                                  6110 Pinemont
                              Houston, Texas 77092
                                 (713) 353-0400
   (Address and telephone number of Registrant's principal executive offices)

                         ------------------------------

                                  JIM C. HODGE
                              CHAIRMAN OF THE BOARD
                            ALLQUEST.COM CORPORATION
                                  6110 PINEMONT
                              HOUSTON, TEXAS 77092
                                 (713) 353-0400
            (Name, address and telephone number of agent for service)

                         ------------------------------

                  Please send copies of all communications to:
                                 JACK A. SELMAN
                              SELMAN & MUNSON, P.C.
                         111 CONGRESS AVENUE, SUITE 1000
                               AUSTIN, TEXAS 78701
                                 (512) 505-5955
                               FAX (512) 505-5956

                         ------------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                                [ ]
                                                           -----------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]
                                                           -----------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]
                                                           -----------------

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [ ]


                         CALCULATION OF REGISTRATION FEE

       TITLE OF EACH CLASS OF SECURITIES TO BE             AMOUNT TO      PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
                    REGISTERED (1)                             BE        OFFERING PRICE PER         AGGREGATE         REGISTRATION
                                                           REGISTERED           UNIT             OFFERING PRICE           FEE
                                                           ----------    ------------------    -----------------      ------------
Common Stock (1).......................................    1,400,000           $6.00               $8,400,000            $2,797
Underwriter's Warrants.................................      140,000           $0.01               $    1,400            $   --
Common Stock Within Underwriter's Warrant (2)..........      140,000           $7.20               $1,008,000            $  302
            TOTAL......................................                                                                  $3,099

-------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee.

(2) No portion of the offering price is attributable to the Underwriter's Warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET
                           PURSUANT TO REGULATION S-B

FORM SB-2 ITEM NUMBER AND CAPTION                             LOCATION IN PROSPECTUS BY CAPTION
---------------------------------                             ---------------------------------
1.       Front of Registration Statement                      Front Cover Page of Registration Statement
         and Outside Front Cover Page of                      and Front Cover Page of the Prospectus
         Prospectus...................................

2.       Inside Front and Outside Back                        Inside Front and Outside Back Cover Pages
         Cover Pages of the Prospectus................

3.       Summary Information and Risk Factors.........        Prospectus Summary; Risk Factors; The Com-
                                                              pany and its Business; Selected Financial Data

4.       Use of Proceeds..............................        Use of Proceeds

5.       Determination of Offering Price..............        Determination of the Offering Price, Description
                                                              of Securities; Underwriting; Risk Factors

6.       Dilution.....................................        Dilution; Risk Factors

7.       Selling Security Holders.....................        Not Applicable

8.       Plan of Distribution.........................        Front Cover Page; Underwriting

9.       Legal Proceedings............................        Legal Proceedings

10.      Directors, Executive Officers,                       Management; Principal Stockholder
         Promoters and Control Persons................

11.      Security Ownership of Certain                        Principal Stockholder, Management
         Beneficial Owners and Management.............

12.      Description of Securities....................        Description of Securities; History of Security
                                                              Placements

13.      Interest of Named Experts and Counsel........        Not Applicable

14.      Disclosure of Commission                             Disclosure of Commission Position on
         Position on Indemnification for                      Indemnification for Securities Act Liabilities
         Securities Act Liabilities...................

15.      Organization within Last Five Years..........        Not Applicable

16.      Description of Business......................        Prospectus Summary; Rick Factors; Use of
                                                              Proceeds; The Company and its Business;
                                                              Capitalization; Selected Financial Data;
                                                              Management's Discussion and Analysis of
                                                              Financial Condition and Results of Operations;
                                                              Management; Principal Stockholders; Financial
                                                              Statements

17.      Management's Discussion and Analysis.........        Management's Discussion and Analysis

18.      Description of Property......................        The Company and its Business

19.      Certain Relationships and                            Certain Relationships and Related Transactions
         Related Transactions.........................

20.      Market for Common Equity and                         Risk Factors; Description of Securities and
         Related Stockholder Matters..................        Shares Eligible for Future Sales

21.      Executive Compensation.......................        Management

22.      Financial Statements.........................        Financial Statements

23.      Changes in and Disagreements
         with Accountants on Accounting
         and Financial Disclosure.....................        Not Applicable


[Logo]

                                   PROSPECTUS
                            ALLQUEST.COM CORPORATION
                     Up to 1,400,000 Shares of Common Stock

         AllQuest.com Corporation ("AllQuest" and with its subsidiaries the "Company"), is offering up to 1,400,000 shares of its Common Stock in connection with the reorganization of Allied Mortgage Capital Corporation ("Allied") into a wholly owned subsidiary of AllQuest (the "Common Stock"). The offering price of the shares is $6.00 per share (the "Purchase Price").

         Employees, officers and directors of AllQuest and Allied shall have a non-transferable priority right to subscribe to the Common Stock ("Subscription Rights") prior to November ___, 1999 (the "Subscription Offering"). Concurrently, and subject to the Subscription Rights, the Company is offering the Common Stock not subscribed for in the Subscription Offering to the general public to whom a prospectus is delivered (the "Public Offering").

         AllQuest has applied to have the Common Stock listed on the "SmallCap Market" of the NASDAQ Stock Market System under the symbol "LOAN." Although there can be no assurance that AllQuest will satisfy the criteria for listing on the NASDAQ Stock Market System, AllQuest expects to meet these criteria. Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that purchasers will be able to sell their shares at or above the Purchase Price.

         FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE SALES CENTER AT (512) 320-6099 AND ASK FOR A CHOICE INVESTMENTS, INC. REPRESENTATIVE. Sale of Common Stock will only be made in connection with this Prospectus.

                               ------------------

         FOR A DISCUSSION OF MATERIAL RISKS RELATING TO THIS OFFERING,
                              SEE "RISK FACTORS."

                               ------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           Estimated Underwriting
                                                              Fees, Commissions                  Estimated Net Offering
                             Purchase Price                 and Other Expenses(1)               Proceeds to AllQuest(2)
                             --------------                ----------------------               -----------------------
Minimum Per Share                $6.00                             $0.68                                 $5.32
Maximum Per Share                $6.00                             $0.59                                 $5.41
Total Minimum                  $6,000,000                         $680,000                             $5,320,000
Total Maximum                  $8,400,000                         $824,000                             $7,576,000


(1) Consists of estimated costs to AllQuest, including an estimated fee payable to Choice Investments, Inc. ("Choice"or "Underwriter") for acting as underwriter assisting in the distribution of shares of Common Stock in the offering. Choice has been paid a financial advisory fee of $25,000 and upon closing of the offering will be paid a fee equal to 6.0% of the aggregate Purchase Price of the Common Stock sold in the offering. The maximum underwriting fees and commissions to be received by Choice and any selected dealers will be $529,000. See "Plan of Distribution - Marketing and Underwriting Arrangements." The estimated expenses of the offering, excluding marketing fees, commissions and related expenses, is approximately $295,000. Such expenses include fees and expenses of attorneys, accountants, printers and filing fees with state and federal agencies. Actual expenses, and thus net proceeds, may be more or less than estimated amounts. See "Use of Proceeds."

(2) Net offering proceeds may vary from the estimated amounts, depending on the number of shares issued and actual expenses incurred.

         AllQuest has engaged Choice as financial advisor and underwriter to consult, advise and assist in the distribution of shares of Common Stock, on a best efforts basis. If necessary, Choice will manage the selected broker-dealers to assist in selling stock in the offering. Choice must sell the minimum number of 1,000,000 shares of Common Stock if any are to be sold. Choice is required to use only its best efforts to sell the maximum number of 1,400,000 shares of Common Stock offered.

         AllQuest must receive an original stock order form together with full payment of $6.00 per share for all shares for which subscription is made, at AllQuest's Stock Sales Center which is located at 5900 Balcones Drive, Austin, Texas (the "Sales Center") by 4:00 p.m., Austin, Texas time, on November ___, 1999. Subscription funds will be placed in an Escrow Account with Compass Bank, N.A. and will earn interest from the date of receipt until completion or termination of the offering. AllQuest reserves the right to withdraw this offer and close the offering prior to November ___, 1999 upon the sale of at least 1,000,000 shares. If a minimum of 1,000,000 shares of the Common Stock have not been sold by the termination of this offering, all funds received from subscribers will be promptly refunded, with interest. In the event of an oversubscription, the shares of Common Stock will be allocated pro rata among the subscribers in the Subscription Offering and if any shares remain thereafter on a pro rata basis among the subscribers in the Public Offering, in each case based on the amount of their respective subscriptions. No person, together with associates of or persons acting in concert with such person, may purchase more than $500,000 of the total number of shares of Common Stock offered in the offering. The minimum purchase is 100 shares. The purchase limitations described herein are subject to increase or decrease at the sole discretion of AllQuest.


                            CHOICE INVESTMENTS, INC.

              The date of this Prospectus is _______________, 1999.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information about the Company and the Common Stock offered, see the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by that reference. A copy of the registration statement and the exhibits may be inspected without charge at the Commission's offices at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Room of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as AllQuest, that file electronically with the Commission. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file period reports, proxy statements and other information with the Commission. Upon approval of the common stock for quotation on the NASDAQ SmallCap Market, the Company's reports, proxy and information statements and other information may also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Company intends to furnish its stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

         No dealer, salesman or any other person has been authorized to give any information which is not contained in this Prospectus or to make any representation in connection with this offering other than those which are contained in the Prospectus, and if given or made, such information or representation must be relied upon as having been authorized by the Company.

         This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities which are offered hereby to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implications that there has been no change in the affairs of the Company or the facts which are herein set forth since the date hereof.

         CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZATION BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS.

         IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ
IN ACCORDANCE WITH RULE 103 OF REGULATION M.

                                  [MAP TO COME]

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) found elsewhere in this Prospectus. All information in this Prospectus unless otherwise indicated, assumes no exercise of any outstanding warrants. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

THE COMPANY

         AllQuest was recently formed under the laws of Delaware for the purpose of becoming a holding company to own all of the outstanding capital stock of Allied. Immediately following the offering, the only significant assets of the Company will be the capital stock of Allied and the net proceeds from the offering. See "Use of Proceeds."

ALLIED MORTGAGE CAPITAL CORPORATION

         The Company, through its subsidiary Allied, is a dynamic retail mortgage banker/broker engaged in the business of originating, selling and brokering mortgage loans. Management believes it is the largest affiliated branch mortgage banker/broker in the United States. The Company originated over $2.3 billion in loans in fiscal 1999, making it one of the larger non-depository retail originators in the United States.

         A broad array of residential mortgage products are delivered by the Company from an innovative platform using the Company's nationwide network of branches and a sophisticated Internet presence. As of June 30, 1999, the Company had approximately 1,200 loan originators operating out of 381 retail branches in 49 states. In addition, the Company has built relationships with operators of leading Internet mortgage web sites including Intuit's QuickenMortgage(TM), The LendingTree(TM), Microsurf and the Company's own site at Alliedhomenet.com. The Company also implements a wide variety of marketing strategies to enhance its production of mortgage loans, including direct mail, telemarketing and alliances with builders, realtors and other professionals. The Company's residential mortgage products are targeted primarily to quality borrowers. The Company operates as both a mortgage banker (underwriting, closing and funding loans) and a mortgage broker (selling the loan products of over 700 different lenders). The Company believes that its large loan origination volume and hybrid banker/broker structure enable it to consistently offer its customers favorable pricing on a broad range of mortgage products and provide convenient, high-quality customer service.

         Since being founded in 1991, Allied has focused on building origination volume by establishing a retail origination network through expanding its branch network and, recently, through relationships with operators of Internet mortgage web sites. The Company believes that its operating structure provides an effective platform to continue to grow its origination volume.

         - Expansion of Branch Network. The Company's origination volume has grown from $62 million in fiscal 1994 to $2.3 billion in fiscal 1999. Since 1994, the Company has opened 381 new branches in 49 states. Since December 31, 1998, the Company has opened 117 new branches. Unlike many of our competitors who build through acquisitions, the Company's loan originators were directly recruited and hired by the Company.

         - Penetration of the Internet Mortgage Business. The Company's objective is to become a leading provider of mortgage products through the Internet in addition to its conventional mortgage business. It has established strategic relationships with operators of leading

                  Internet mortgage web sites, including Intuit's
                  QuickenMortgage(TM), LendingTree(TM) and Microsurf and its own site at Alliedhomenet.com. For fiscal 1999, the Company originated over $30.9 million in mortgage loans generated over the Internet. The Company has made significant investments of time and resources in building a very usable electronic commerce site.

         - Building Alliances. The Company will also build its business through establishing alliances with builders, brokers, realtors and other professionals who have access to potential residential mortgage customers. Two efforts of the Company currently underway include a relationship with an H&R Block franchisee operating over 500 branches and a proposed venture by the Company to assist homeowners selling their homes without the assistance of a broker.

         The Company earns revenues from the sale of loans and related servicing rights in the secondary market for cash payments and interest earned and servicing fees received on loans held prior to their sale.

         The Company's corporate office is located at 6110 Pinemont, Houston, Texas 77092, and its telephone number is (713) 353-0400.

THE OFFERING

Securities Offered.............................      1,400,000 shares of Common Stock to be issued and sold by
                                                     the Company ("Common Stock").

Common Stock Outstanding Before
Offering(1).....................................     4,000,000(3)

Common Stock To Be Outstanding After
Offering(1).....................................     5,400,000(3)

Use of Proceeds.................................     To obtain additional capital to support expansion of the
                                                     Company's retail loan origination activities and for general working capital purposes.

Proposed NASDAQ Symbol(2)..............              LOAN


---------

(1) Unless otherwise indicated, references in this Prospectus to Common Stock Outstanding Before and After this Offering do not include issuance of up to 140,000 shares of Common Stock issuable upon exercise of the Underwriter's warrants.

(2) NASDAQ symbols do not imply that a meaningful or sustained trading market for the securities will develop.

(3) Assuming the reorganization of Allied as a subsidiary of AllQuest. See "Reorganization and Termination of S Corporation Status."

RISK FACTORS

         The securities offered hereby involve a high degree of risk and immediate and substantial dilution. See "Risk Factors" and "Dilution."

                             SELECTED FINANCIAL DATA

         The selected data presented below under "Selected Statement of Operations Data" and "Selected Balance Sheet Data" for, and as of the end of each of the years in the two-year period ended June 30, 1999, are derived from the financial statements of Allied Mortgage Capital Corporation, which financial statements have been audited by KPMG LLP, independent certified public accountants. This selected historical financial data should be read in conjunction with and is qualified by reference to the financial statements of Allied Mortgage Capital Corporation and the related notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

SELECTED STATEMENT OF OPERATIONS DATA:

                                                               Year Ended June 30,
                                                            -------------------------
                                                               1999           1998
                                                            ----------     ----------
Income:
         Gain on sales of loans .......................     $6,069,908     $3,271,341
                                                            ----------     ----------

Expenses:
         Personnel ....................................      2,218,458        689,594
         General and administrative ...................      3,043,919      1,760,990
         Interest expense, net of interest income .....         53,343         81,318
         Occupancy ....................................        255,329         94,912
         Other ........................................        489,366        204,850
                                                            ----------     ----------
                 Total Expenses .......................      6,060,415      2,831,664
                                                            ----------     ----------
Net income ............................................     $    9,493     $  439,677
                                                            ==========     ==========

OPERATING DATA(1):

         Production volume - brokered                                   $2,172,059,838     $1,052,837,169
         Production volume - retail                                        158,019,752        102,496,098
                                                                        --------------     --------------
                 Total production volume                                $2,330,079,590     $1,155,333,267
                                                                        ==============     ==============
           Average principal balance per loan, wholesale and retail     $      102,408     $       98,001

SELECTED BALANCE SHEET DATA:

                                                        As of June 30
                                                 ---------------------------
                                                     1999            1998
                                                 -----------     -----------
Cash                                             $ 1,657,031     $ 1,472,314
Mortgage loans held for sale                      16,944,667      17,890,764
Furniture and equipment                              484,767          14,751
Other assets                                       2,082,737         877,926
                                                 -----------     -----------
         Total assets                            $21,169,202     $20,255,755
                                                 ===========     ===========
Warehouse notes payable                          $16,603,486     $16,980,499
Accounts payable and other accrued expenses        4,221,980       3,081,417
                                                 -----------     -----------
         Total liabilities                       $20,825,466     $20,061,916
                                                 ===========     ===========
Stockholders' equity                             $   343,736     $   193,839
                                                 ===========     ===========

---------------

(1) The financial data provided under the heading "Operating Data" has been provided by management of the Company and has not been derived from the financial statements audited by KPMG LLP.

                                  RISK FACTORS

         The securities offered hereby involve a high degree of risk. Prospective investors should carefully consider, among other things, the following risk factors before a decision is made to purchase any Common Stock.

THE COMPANY MUST BE ABLE TO MANAGE ITS GROWTH EFFECTIVELY; HISTORICAL GROWTH RATES ARE NOT LIKELY TO REFLECT FUTURE GROWTH

         The Company has experienced rapid growth since its formation in 1991. The Company's revenues have grown from approximately $215,000 in fiscal year 1994 to $6.1 million in fiscal year 1999, and its workforce has grown from 28 employees to 1,443 employees during the same period. The Company intends to continue to grow by adding new loan originators, opening new branches, creating new loan origination platforms by building alliances, making strategic acquisitions and expanding the Internet origination capabilities. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Future growth will also impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees, including management. The Company's failure to manage growth effectively, or inability to recruit, maintain and integrate additional qualified employees could have a material adverse effect on business and results of operations. In addition, due to the rapid growth, the Company's historical growth rates are not likely to accurately reflect future growth rates or growth potential. Management cannot assure that the Company's future revenues will increase or that the Company will continue to be profitable.

DEMAND FOR MORTGAGES CAN BE SIGNIFICANTLY AFFECTED BY AN ECONOMIC SLOWDOWN OR RECESSION

         Demand for mortgages will be adversely affected by periods of economic slowdown or recession which may be accompanied by rising interest rates, decreasing demand for consumer credit, declining home sales, declining real estate values and declining ability of borrowers to make loan payments. Changes in the level of consumer confidence, real estate values, prevailing interest rates and investment returns expected by the financial community could make mortgage loans of the types originated by the Company less attractive to borrowers or investors because, among other things, the actual rates of delinquencies and foreclosures on those loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. A material decline in the volume of sales of residential real estate could also have a material adverse effect on the Company's business and results of operations.

         Rising interest rates, which typically accompany an economic slowdown, may also adversely affect demand for refinancings. Since January 1995, significant declines in interest rates have produced significant levels of refinance activity, in general, and for the Company in particular. If interest rates stabilize or rise even moderately, the Company's refinance loan origination volume is likely to be adversely affected. Management estimates that during the year ended June 30, 1999, approximately 60% of the Company's mortgage loan origination volume were refinancings of first mortgage loans.

THE COMPANY DEPENDS ON ITS ABILITY TO SELL LOANS AND SERVICING RIGHTS IN THE SECONDARY MARKET TO A LIMITED NUMBER OF INVESTORS

         The Company currently sells substantially all of the loans it originates to independent whole loan or bulk loan buyers and sells the accompanying servicing rights to approved servicers. The premium income generated from these sales represents a primary source of revenues and earnings. Further, the Company is dependent on the cash generated from sales of mortgages and servicing rights to fund the Company's future loan closings and repay borrowings under the Company's warehouse credit facility. The prices for which the Company is able to sell its loans vary from time to time and may be materially adversely affected by several factors, including, without limitation, the following:

         -        any reduction in the number of potential buyers of loans;

         - any increase in the amount of similar loans available for sale;

         -        conditions in the secondary market;

         -        increased prepayments of, or defaults under, loans in general;

         -        the types and volume of loans being sold by the Company;

         -        the level and volatility of interest rates; and

         -        the quality of loans previously sold by the Company.

         The prices for which the Company is able to sell mortgage servicing rights vary from time to time and may be materially adversely affected by a number of factors, including the general supply and demand for mortgage servicing rights and changes in interest rates. Servicing rights for a particular loan category originated with higher interest rates tend to have a lower value than those originated with comparatively lower interest rates.

         A reduction in the size of the secondary market for the types of loans funded by the Company may adversely affect the Company's ability to sell loans and servicing rights in the secondary market, and accordingly adversely impact the Company's profitability and ability to fund future loan closings. Any decrease in the prices paid to the Company upon the sale of its loans or servicing rights could materially adversely affect the Company's business and results of operations.

WE DEPEND ON OUR WAREHOUSE FINANCING FACILITY IN ORDER TO FUND LOANS

         The Company funds substantially all of its loans through borrowings under the Company's warehouse financing facility and, to a lesser extent, through internally generated funds and other short-term borrowings. The Company repays its borrowings with the proceeds received from sales of loans and servicing rights. The Company's warehouse financing facility provides it with an aggregate of $16 million of credit, is renewable annually and expires in May 2000. If the Company is unable to maintain, renew or replace its warehouse financing facility on adequate terms or is unable to increase its warehouse financing facility, its business and results of operations could be materially adversely affected. If the Company cannot successfully maintain its existing warehouse financing facility or replace them with a comparable financing source, the Company may be required to curtail its loan origination activities, which would have a material adverse effect on its business and results of operations. In addition, if the Company's profit on sales of mortgage loans and servicing rights fails to cover its cost of borrowing, it may experience net losses.

         The Company's warehouse financing facility requires the Company to comply with various operating and financial covenants. Two of these covenants require the Company to maintain a minimum net worth and a maximum debt leverage ratio. In fiscal 1999, the Company made distributions to its stockholders in an amount that caused its net worth to fall under the minimum net worth requirement and also resulted in the Company failing to comply with the maximum debt leverage ratio for June 30, 1999 and subsequent months. The financial institution that provides the warehouse financing facility has granted the Company forbearance on such covenant violations, but has also reduced the warehouse financing facility from a maximum of $23 million to $16 million and required the Company to meet the net worth requirements by November 30, 1999 and maintain a maximum debt to equity ratio of 20 to 1. As of August 31, 1999, the Company estimates that $461,000 of additional capital would be necessary to meet the net worth requirement. The completion of a minimum offering will provide the Company with sufficient capital to meet the current net worth requirements of the warehouse financing facility lender. If this offering is not completed by November 30, 1999 and the net worth requirement has not been met, the Company will seek to raise the necessary capital through other means including the sale of stock to the Existing Stockholders. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-Liquidity and Capital Resources."

VOLATILE INTEREST RATES MAY AFFECT THE VALUE OF LOANS HELD FOR SALE

         The value of the Company's loans is based, in part, on market interest rates, and the Company may be adversely affected if interest rates change rapidly or unexpectedly. If interest rates rise after the Company fixes a price for a loan but before it sells the loan in the secondary market, the value of that loan will decrease. Although the Company typically knows approximately how long it will keep a loan after funding, there may be unexpected delays which could increase the Company's interest rate exposure. The Company does not use hedging strategies to provide protection against interest rate risks. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-Disclosure About Market Risk."

DILUTION

         With a public offering price of $6.00 per share for the sale of the shares offered hereby, purchasers of the shares will incur immediate dilution of approximately $4.53 per share in net tangible book value in a maximum offering and $4.93 per share in net tangible book value in a minimum offering.

THE COMPANY FACES RISKS RELATED TO ITS ACQUISITION STRATEGY

         An element of the Company's growth strategy is to expand its operations through selective acquisitions of independent mortgage brokers and bankers. Since substantial competition exists for acquisition opportunities in the mortgage industry which could result in an increase in the price of, and a decrease in the number of, attractive acquisition targets, the Company may not be able to successfully acquire attractive targets on terms that it deems acceptable. In addition, the Company cannot assure that it will be able to obtain the additional financing it may need for its acquisition program on terms that it deems acceptable. Acquisitions may also involve a number of special risks, including adverse short-term effects on results of operations, dilution resulting from issuances of common stock, diversion of management's time, strain on financial and administrative infrastructure and unanticipated legal liabilities. The Company cannot assure that it will be able to overcome these acquisition risks.

THE COMPANY DEPENDS ON ITS KEY PERSONNEL

         The Company's future success depends to a significant extent on the continued services of its senior management, particularly its President, Jim Hodge. The loss of the services of Mr. Hodge or other key employees could have a material adverse effect on business and results of operations. The Company does not maintain "key person" life insurance for any of its personnel.

CONFLICTS OF INTEREST

         Jim Hodge, the president of the Company, is also a stockholder, officer and director of both a corporation that leases the Company its principal office and a separate corporation that purchases some of the mortgage loans from the Company and provides other ancillary services to the Company. In the future, mortgage loans will be sold by the Company to the corporation controlled by Mr. Hodge. Because of Mr. Hodge's conflict of interest, the lease of the principal office to the Company and the sale of mortgage loans to Mr. Hodge's other corporation may benefit those corporations and Mr. Hodge at the expense of the Company. See "Management- Certain Transactions."

         AMC is a co-borrower with the Company on the Company's $16 million residential warehouse line of credit. That line of credit is also guaranteed by Mr. Jim C. Hodge who is an officer, director and stockholder of both entities. Under the terms of the line of credit, the lender has agreed to make advances to either AMC or the Company provided that such advance is secured by residential mortgage loans. Since the Company and AMC are jointly and severally liable under the line of credit, a default by either AMC or the Company would subject the other party to the remedies provided in the loan agreement, including the potential foreclosure of loans held by the Company. In the event of default by AMC, both the Company and Mr. Hodge, as a guarantor, could be liable for any amounts outstanding.

THERE IS COMPETITION FOR QUALIFIED LOAN ORIGINATORS

         The Company depends on its loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders, corporations and others, leading to repeat and referral business. Accordingly, the Company must be able to attract, motivate and retain skilled loan originators. In addition, the Company's growth strategy contemplates hiring additional loan originators. The market for skilled loan originators is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs for such loan originators. If the Company is unable to attract or retain a sufficient number of skilled loan originators or even if it is able to retain loan originators but its costs increase, the Company's business and results of operations could be adversely affected.

THE COMPANY FACES COMPETITION IN THE MORTGAGE INDUSTRY

         The Company faces competition in the business of originating and selling mortgage loans. Low barriers to entry result in a steady stream of new competitors entering the traditional mortgage market and the Internet mortgage market. In addition, the nature of the mortgage industry is changing as mortgage products become more commodity-like in nature due to, among other factors, price and visibility on the Internet. Mortgage companies must offer a broad range of attractively priced products to remain competitive. The Company competes with a wide range of other mortgage lenders, including other mortgage banks, commercial banks, savings and loan associations, credit unions, insurance companies and other finance companies as well as Internet mortgage web sites. Many of these competitors or potential competitors are better established, substantially larger and have more capital and other resources than the Company. If the Company expands into additional geographical markets, it will face competition from consumer lenders with established positions in those markets. In the future, the Company may also face competition from government-sponsored entities, such as Fannie Mae and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Competition may lower the rates the Company can charge borrowers, thereby potentially lowering the amount of premium income on future loan sales and sales of servicing rights. Increased competition may also reduce the volume of loan originations and loan sales. The Company cannot assure that it will be able to compete successfully in this evolving market.

A PORTION OF THE COMPANY'S GROWTH IS DEPENDENT UPON THE INTERNET

         A portion of the Company's growth is dependent on its ability to originate loans on the Internet. The Company's Internet success will depend, in part, on the development and maintenance of the Internet's infrastructure and consumer acceptance of it as a distribution channel for mortgages. In order to grow loan volume on the Internet, the Company is dependent on relationships with operators of Internet mortgage web sites to capture some of the on-line mortgage growth. However, the Company's ability to significantly increase the number of loans it originates over the Internet and to continue to originate loans profitably through the Internet remains uncertain. In addition, some of the Company's agreements with Internet mortgage web sites can be terminated with notice by either party. The Company's business and results of operations may be materially, adversely affected by the termination of these agreements.

THE COMPANY RELIES SIGNIFICANTLY ON GOVERNMENT SPONSORED AND FEDERAL MORTGAGE PROGRAMS

         The Company's ability to generate revenue through the sale of mortgages is largely dependent upon the continuation of programs administered by Fannie Mae, Freddie Mac and others which facilitate the issuance of mortgage-backed securities. A portion of the Company's business is also dependent upon the continuation of various programs administered by the Federal Housing Administration and the Veterans Administration. Any discontinuation of, or significant reduction in, the operation of those programs or the Company's ability to participate, directly or indirectly, in such programs could have a material adverse effect on the Company's operations.

THERE ARE ADDITIONAL RISKS ASSOCIATED WITH NON-PRIME MORTGAGE BUSINESS

         Lenders in the non-prime mortgage banking industry make loans to borrowers who have impaired or limited credit histories or higher debt-to-income ratios than traditional mortgage lenders allow. For the year ended June 30, 1999, 29.5% of the Company's loan production consisted of non-prime mortgage loans, but the Company only funded 5.4% of such production. Dependence on this class of borrowers, and exposure to the greater risks inherent to non-prime mortgage loans, may increase if the Company determines to increase its focus on these loan programs. The non-prime mortgage banking industry is a riskier business than the conforming mortgage business because product offerings for non-prime mortgages frequently change which may make selling a non-prime loan in the secondary market more difficult. If non-prime lending becomes a more significant part of the Company's business, its failure to adequately address these and other related risks could have a material adverse effect on its business and results of operations.

YEAR 2000

         As with all financial service businesses, the Company's operations depend almost entirely on computer systems. Some currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

         The Company believes that each of its software systems at the corporate office, on a stand-alone basis, is currently Year 2000 compliant. The Company has internally developed a variety of software programs that run our website, including Allied Web Wizard. Although such software was designed to be Year 2000 compliant, the Company has not completed its testing of the software for compliance. The Company anticipates that it will complete this testing by October 31, 1999. The Company also uses multiple software systems and products developed by third party vendors, including systems and products used in operations and finance, and systems that operate our facilities. The Company has requested and received compliance certificates from these vendors to certify their Year 2000 readiness. The Company has received compliance certificates from substantially all of these vendors.

         The operations of a few of the Company's business partners and suppliers may be affected by Year 2000 complications. The failure of these organizations to ensure that their systems are Year 2000 compliant could have an adverse effect on the Company's business, resulting in some decreased internet usage or the Company's inability to obtain necessary data communication and telecommunication capacity, which in turn could have an adverse effect on the Company's business, results of operations and financial condition.

         The potential worst case scenario includes, but is not limited to:

         -        inability of branch offices to process information;

         - interruption of communications between the branches, corporate office and outside third parties;

         - slowdown in online applications due to a general failure of the Internet;

         - delays in processing capabilities that depend on third-party systems;

         -        financial losses associated with delays in closing loans; and

         - failure of infrastructure services provided by third parties, including public utilities and Internet service providers.

         The Company has not incurred significant costs to date complying with Year 2000 requirements, and it does not believe that it will incur significant costs for such purposes in the foreseeable future. Because the Company's loan portfolio is highly diversified with regard to individual borrowers and types of business and its primary market area is not significantly dependent on one employer or industry, the Company does not expect any significant or prolonged difficulties that could affect results of operations or cash flow. However, if the Company discovers any unexpected Year 2000 errors or defects in our internal systems, it could incur substantial costs in making repairs. The resulting disruption of our operations could seriously damage the Company's business.

THE COMPANY MAY BE REQUIRED IN CERTAIN CIRCUMSTANCES TO RETURN PROCEEDS OBTAINED FROM THE SALE OF LOANS

         When the Company sells a loan to an investor, it is required to make certain representations and warranties regarding the loan, the borrower and the property. If any of these representations or warranties are not true, the Company may be required to repurchase the loan from the investor or indemnify the investor for any damages caused by the breach of such representation or warranty or in some cases a first payment default. In connection with some non-prime loan sales, the Company may be required to return a portion of the premium paid by the investor for the loan if the loan is prepaid within the first year after its sale. If, to any significant extent, the Company is required to repurchase loans, indemnify investors or return loan premiums, it could have a material adverse effect on business and results of operations.

THE COMPANY MAY EXPERIENCE QUARTERLY FLUCTUATIONS IN EARNINGS

         The Company's quarterly revenues and net earnings have fluctuated in the past and are expected to fluctuate in the future as a result of a number of factors, including the following:

         -        size and timing of sales of loans and servicing rights;

         -        size and timing of acquisitions and internal expansion;

         -        the level and volatility of interest rates; and

         -        the volume of mortgage loan originations.

         A delay in closing a sale of loans or servicing rights would postpone recognition of premium income on these sales to a subsequent quarter. Unanticipated delays in closing a sale of loans or servicing rights could also increase the Company's exposure to interest rate fluctuations by lengthening the period during which variable rate borrowings under its warehouse credit facilities are outstanding. If the Company is unable to profitably sell a sufficient number of loans or servicing rights in a particular reporting period, its revenues for that period would decline, which could result in lower net earnings or a loss reported for that period. In addition, the Company's quarterly earnings will be affected by the generally lower initial profitability of newly opened branches compared to mature branches and the timing of acquisitions and the recognition of costs associated with those acquisitions. These factors, among others, make it possible that in some future quarter the Company's results of operations may be below the expectations of securities analysts and investors, which could have a material adverse effect on the price of the Company common stock.

THE MORTGAGE INDUSTRY IS HIGHLY REGULATED

         The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities which impose numerous requirements and restrictions on its operations. Some of the laws which regulate consumer lending activities are the:

         -        Truth-in-Lending Act;

         -        Equal Credit Opportunity Act;

         -        Fair Credit Reporting Act of 1970;

         -        Real Estate Settlement Procedures Act;

         -        Fair Debt Collection Practices Act;

         - federal and state statutes and regulations of, and examinations by, the Department of Housing and Urban Development ("HUD") pursuant to the Home Mortgage Disclosure Act;

         -        state usury laws; and

         -        state licensing laws.

         These rules and regulations, among other things, impose licensing obligations on the Company; establish eligibility criteria for mortgage loans; prohibit discrimination; require credit reports on loan applicants; regulate assessment; regulate collection, foreclosure and claims handlings, investment and interest payments on escrow balances and payment features; mandate various disclosures and notices to borrowers; and may fix maximum interest rates, fees and mortgage loan amounts.

         Failure to comply with these requirements can lead to civil and/or criminal liability, loss of approved status, demands for indemnification or loan repurchases from buyers in the secondary market, rights of rescission for mortgage loans, class action lawsuits and administrative and enforcement actions.

         In addition, members of Congress, government officials and political candidates from time to time have suggested the elimination of or further limitation on the mortgage interest deduction for federal income tax purposes based on borrower income, type of loan or principal amount. Some of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs. The competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this government action.

         Although the Company believes that it is currently in compliance in all material respects with applicable federal, state and local laws, rules and regulations, it cannot assure that it is, or will be, in full compliance with current laws, rules and regulations; that more restrictive laws, rules and regulations will not be adopted or promulgated; that existing laws and regulations will not be interpreted in a more restrictive manner, which could make compliance substantially more difficult or expensive; or that new laws reducing or eliminating some of the benefits of purchasing a mortgage will not be enacted. If the Company is unable to comply with those laws or regulations or if new laws limit or eliminate some of the benefits of purchasing a mortgage, the Company's business and results of operations may be materially adversely affected. For a more detailed discussion on governmental regulation, please refer to "The Company and Its Business- Government Regulation."

IF IN THE FUTURE THE COMPANY DECIDES TO SECURITIZE AND/OR RETAIN THE SERVICING RIGHTS OF ITS LOANS, THE COMPANY WOULD BE SUBJECT TO ADDITIONAL RISKS THAT IT DOES NOT CURRENTLY FACE

         The Company currently does not securitize the loans that it originates, but rather sells them to the secondary market. However, in the future if the prices offered in the secondary market for loans are significantly lower than what the Company could receive through securitization, it would consider securitizing its loans. If the Company began securitizing its loans, it would be subject to numerous additional risks, including:

         -        decreased operating cash flow;

         - conditions in the general securities and securitization markets;

         -        the need to obtain satisfactory credit enhancements;

         -        retention of credit enhancing residual interests; and

         -        increased potential for earnings fluctuations.

The Company also does not retain the servicing rights to the loans it originates (except for a short period of time before the loan is sold in the secondary market), but rather sells the servicing rights at the same time it sells the loan. However, the Company may consider retaining the servicing rights to its loans if it believed the loan value was significantly greater than secondary market buyers were then willing to pay. If the Company started retaining the servicing rights to its loans, it would be subject to numerous additional risks, including:

         -        decreased operating cash flow; and

         - the potential of having to write down the value of the servicing rights through a charge to earnings, particularly as a result of changing interest rates and alternative financing options which lead to increased prepayments.

If the Company determined to securitize and/or retain the servicing rights to its loans, and the Company did not adequately address the above mentioned and other related risks, it could have a material adverse effect on the Company's business and results of operations.

THE PRACTICE OF HAVING LENDERS PAY MORTGAGE BROKERS IS CURRENTLY BEING LITIGATED

         Numerous lawsuits seeking class certification have been filed against mortgage lenders alleging that certain direct and indirect payments to mortgage brokers by those lenders violate the Real Estate Settlement Procedures Act ("RESPA"). These lawsuits have generally been filed on behalf of a purported nationwide class of borrowers and allege that various forms of direct and indirect payments to mortgage brokers are referral fees or unearned fees prohibited under RESPA, or that consumers were not informed of the brokers' compensation, in violation of law. Several federal district courts construing RESPA in these cases have reached conflicting results. In the only appellate decision addressing the issue to date, the United States Court of Appeals for the Eleventh Circuit in CULPEPPER V. INLAND MORTGAGE CORPORATION reversed the lower court's summary judgment in favor of the lender defendant on the grounds that the lender had failed to establish that the indirect payment in the form of a "yield spread premium" made to a broker in a particular transaction was not a referral fee prohibited by RESPA. The case was remanded to the district court for further proceedings. HUD, acting upon Congress' direction, issued a policy statement in January 1999 setting forth its position that the legality of lender payments to mortgage brokers depends on a case-by-case analysis that takes into consideration all direct and indirect compensation received by the mortgage broker to determine whether (1) goods or facilities have been actually furnished or services performed for the compensation paid, and (2) the compensation is reasonably related to the value of the goods or facilities actually furnished or services actually performed.

         The Company receives various forms of direct and indirect payments from lenders for loans it brokers. If the pending cases on lender payments to brokers are ultimately resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. In addition, future legislation, regulatory interpretations or judicial decisions may require the Company to change its broker compensation programs or subject the Company to material monetary judgments or other penalties. Any changes or penalties may have a material adverse effect on the Company's business and results of operations. For a more detailed description of government regulation, please refer to "-The Mortgage Industry is Highly Regulated."

EXISTING OFFICERS AND DIRECTORS WILL CONTINUE TO CONTROL THE COMPANY

         Upon the closing of a maximum offering, the Company's officers and directors, together with entities affiliated with them, will beneficially own approximately 74% of the outstanding common stock of the Company. As a result, if acting together, these stockholders will have the ability to control the outcome to all matters requiring stockholder approval including:

         -        the election and removal of directors;

         -        amendments to the Company's charter; and

         - any merger, sale of all or substantially all of the Company's assets or other major corporate transactions.

         Such control could discourage others from initiating potential merger, takeover or other change of control transactions. As a result, the market price of the Company's common stock could be adversely affected. For a more detailed description of the Company's management team and their ownership of common stock, please refer to "Management" and "Principal Stockholders."

ADDITIONAL SHARES MAY BE SOLD IN THE FUTURE

         After the closing of a maximum offering, the Company will have outstanding 5,400,000 shares of common stock and will have reserved an additional 140,000 shares of common stock for issuance pursuant to the Underwriter's warrants. All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by the Company's "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The remaining shares of outstanding common stock, representing approximately 4,000,000 of the outstanding common stock upon completion of this offering, will be "restricted securities" under the Securities Act, subject to restrictions on the timing, manner and volume of sales of those shares.

         The Company cannot predict if future sales of its common stock, or the availability of its common stock for sale, will adversely affect the market price for its common stock or its ability to raise capital by offering equity securities. For a more detailed description of additional shares that may be sold in the future, please refer to "Shares Eligible for Future Sale."

YOU WILL BE INVESTING IN A HOLDING COMPANY

         The Company will be a holding company, the principal assets of which will initially be the shares of the capital stock of Allied. As a holding company without independent means of generating operating revenue, the Company will depend on dividends and other payments from Allied to fund its obligations and meet its cash needs. The Company's expenses may include salaries of its executive officers, insurance, professional fees and service of indebtedness that may be outstanding from time to time. Financial covenants under loan agreements of Allied or its subsidiaries, or provisions of the laws of the states where Allied or its subsidiaries are organized, may limit Allied's ability to make sufficient dividend or other payments to permit the Company to fund its obligations or meet its cash needs, in whole or in part. By virtue of the Company's holding company status, its common stock will be structurally junior in right of payment to all existing and future liabilities of Allied and its subsidiaries.

THE  COMPANY'S ANTI-TAKEOVER PROVISIONS COULD HAVE ADVERSE EFFECTS

         The Company's certificate of incorporation (the "Amended Certificate") and bylaws (the "Amended Bylaws") contain anti-takeover provisions that could have the effect of delaying or preventing changes in the Company's management, even if such changes would benefit our public stockholders. The Company's charter documents provide for (1) a classified board of directors pursuant to which directors are divided into three classes, with three-year staggered terms,
(2) the ability of the Company's board of directors to issue up to 9,460,000 additional shares of common stock and 5,000,000 additional shares of preferred stock and to determine the price and the terms (including preferences and voting rights) of those shares without stockholder approval, (3) stockholder action to be taken only at a special or regular meeting and (4) advance notice procedures for nominating candidates to the board of directors. The foregoing provisions could:

         - have the effect of delaying, deferring or preventing a change in control of the Company;

         - discourage bids for the Company's common stock at a premium over the market price; or

         - adversely affect the market price of, and the voting and other rights of the holders of, the Company's common stock.

THERE ARE RESTRICTIONS ON THE COMPANY'S ABILITY TO PAY DIVIDENDS

         The Company currently does not intend to pay dividends. In addition, since the Company is a holding company, its ability to pay dividends is dependent upon the earnings and cash flow of Allied and its subsidiaries. Additionally, under the warehouse financing facility, the ability for Allied to pay cash dividends is limited by requirements that we maintain a minimum net worth and a maximum leverage ratio and that Allied obtain the approval of the warehouse financing facility lender.

NO PRIOR PUBLIC MARKET FOR SECURITIES; POSSIBLE VOLATILITY OF SECURITIES PRICES

         Prior to this offering, there has been no public market for the Company's securities. Although the Company intends that its securities will be quoted on the NASDAQ Market System ("NASDAQ") there can be no assurance that the Company's securities will be designated for quotation on NASDAQ or, if so designated, that the Company will be able to maintain such designation. There also can be no assurance that an active trading market will develop after this offering, or that, if developed, it will be sustained. Recent history relating to the market prices of newly public companies indicates that, there may be significant volatility in the market for such securities because of factors unrelated, as well as related, to such company's operating performance.

ARBITRARY DETERMINATION OF OFFERING PRICE

         The public offering price of the Shares has been arbitrarily determined by negotiations between the Company and the Underwriter. Among the factors considered in determining the offering price were the Company's financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market. However, the offering price of the Shares does not necessarily bear any relationship to the Company's assets, book value, earnings, or any other established criterion of value.

NASDAQ AND LOW STOCK PRICES

         The trading of the Company's stock on NASDAQ is conditioned upon the Company meeting certain asset, capital and surplus, earnings and stock price tests, among other requirements. If the Company fails any of these tests, the Common Stock may be delisted from trading on NASDAQ. The effects of delisting include the limited release of the market prices of the Company's securities and limited news coverage of the Company. Delisting may restrict investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatility of stock prices and possible delisting, low price stocks are subject to the additional risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock were delisted from trading on NASDAQ and the trading price of the Common Stock was less than $5.00 per share, the Common Stock could be subject to Rule 15c2-6 under the Securities Exchange Act of 1934, as amended, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. If the Company's securities were delisted and the trading price was less than $5.00 per share, the Company's securities also could be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of purchasers in this offering to sell their securities in the secondary market.

POTENTIAL EXPENSES ARISING FROM INDEMNIFICATION OF OFFICERS AND DIRECTOR

         The Articles of Incorporation and Bylaws of the Company provide for indemnification of each director and officer or former director or officer or any person who may have served at the request of the Company as a director or officer of another corporation in which the Company owns securities or is a creditor. Such provisions eliminate, with certain exceptions, the personal liability of the directors to the Company and the Company's stockholders for monetary damages as a result of a breach of fiduciary duty, making it more difficult to assert a claim and obtain damages from a director in the event of a breach of his or her fiduciary duty. The Company will indemnify against reasonable costs and expenses incurred in connection with any action, suit or proceeding to which any of the individuals described above were made a party by reason of his or her being or having been such a director or officer, unless such director has been adjudicated to have been liable for negligence or misconduct in his or her corporate duties. As of the date of this Prospectus, the Company is not aware of any existing or pending litigation involving a director that will require indemnification by the Company. To the extent the Company is required to expend funds to indemnify officers and directors, there could be a materially adverse effect on the financial condition of the Company.

         Notwithstanding the foregoing indemnification provisions of the Company's Articles of Incorporation and Bylaws, the Company has been informed that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

LACK OF UNDERWRITING HISTORY

         This is the first public offering in which Choice Investments, Inc. has participated. Prospective purchasers of the Shares of Common Stock offered hereby should consider the limited experience of Choice Investments, Inc. in evaluating this offering.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         The Company believes that this Prospectus contains forward-looking statements, including statements regarding, among other items, the Company's future plans and growth strategies and anticipated trends in the industry in which the Company operates. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact transpire or prove to be accurate.

             REORGANIZATION AND TERMINATION OF S CORPORATION STATUS

         From its organization through the date of this Prospectus, Allied was treated for federal income tax purposes as an S corporation and was treated as an S corporation for certain state corporate income tax purposes under certain comparable state laws. As a result, Allied's historical earnings since 1992 have been taxed directly to Allied's stockholders at their individual federal and state income tax rates, rather than to Allied. On the date of the Exchange, pursuant to the terms of the Plan and Agreement of Reorganization (the "Reorganization Agreement"), the existing Allied stockholders, Kathy Hodge and Jamey J. Hodge (the "Existing Stockholders"), will exchange all of the stock of Allied that they beneficially own or otherwise control to the Company in exchange for an aggregate 4,000,000 shares of Common Stock, which will constitute all of the stock of the Company outstanding prior to this Offering. As a result of the Exchange, the Company and Allied, which will be a wholly-owned subsidiary of the Company, will be fully subject to federal and state income taxes, and the Company will record a deferred tax liability on its balance sheet. The amount of the deferred tax liability to be recorded as of the date of termination of Allied's S corporation status will depend upon timing differences between tax and book accounting. During each of the years ended June 30, 1998 and 1999, Allied has made S corporation dividends and distributions to the Existing Stockholders in the aggregate amounts of approximately $513,000 and $195,000, respectively.

         Prior to the Exchange, Allied will declare a distribution to the Existing Stockholders in an amount equal to a portion of its undistributed S corporation earnings. As of June 30, 1999, such amount is currently estimated to be approximately $46,000. Such distributions will be payable out of the proceeds of this Offering, all of which is intended to reimburse the Existing Stockholders for, or satisfy, approximate tax liabilities associated with S corporation earnings.

                                 CAPITALIZATION

         Set forth below is the consolidated capitalization of Allied at June 30, 1999, and the pro forma consolidated capitalization of the Company at the minimum and the maximum of the offering, after giving effect to the Exchange offering and based on other assumptions set forth in the table.


                                                                                 Company - Pro Forma
                                                                                  Based Upon Sale of
                                                                               ------------------------
                                                                               1,000,000      1,400,000
                                                                                 Shares         Shares
                                                   Allied                       at $6.00       at $6.00
                                                Historical(2)   Pro Forma(1)   Per Share      Per Share
                                                -------------   ------------   ---------      ---------
                                                                     (In Thousands)
Notes Payable                                     $16,603        $16,603        $16,603        $16,603
                                                  =======        =======        =======        =======

Stockholders' Equity:
 Preferred Stock ($0.01 value)
  Authorized - 5,000,000 shares;
   none to be outstanding                              --             --             --             --

Common Stock ($10 par value - historical;
    $0.01 par value - pro forma)
  Authorized - 15,000,000 shares; 100,            $     1        $    40        $    50        $    54
    4,000,000, 5,000,000 and 5,400,000
    shares, respectively to be outstanding

Additional paid-in capital                            333            294          5,269          7,856
Retained earnings                                       9              9              9              9
     Total stockholders' equity                   $   343        $   343        $ 5,328        $ 7,919
                                                  -------        -------        -------        -------
     Total capitalization                         $16,946        $16,946        $21,931        $24,522
                                                  =======        =======        =======        =======

--------

(1) Assumes the closing of the Plan and Agreement of Reorganization and the issuance of 4,000,000 shares of AllQuest to the existing stockholders of Allied. See "Reorganization and Termination of S Corporation Status for Allied."

(2) This financial data is derived in part from, and should be read in conjunction with, the audited Financial Statements and Notes of the Company presented elsewhere in this Prospectus.

                                 USE OF PROCEEDS

         The primary purposes of this offering are to obtain additional capital to support expansion of the Company's retail loan activities, add working capital and create a public market for the Common Stock and facilitate future access to public markets. The net proceeds from the sale of the Common Stock in the offering, based on the minimum and maximum, are estimated at $5.3 million and $7.6 million, respectively.

         AllQuest will invest approximately $500,000 of the net proceeds in Allied to increase its capitalization and will retain the remaining net proceeds as its capitalization. AllQuest intends to use a portion of the net proceeds retained by it to temporarily enhance its warehouse credit facility by funding residential mortgage loans underwritten by Allied (the "Temporary Warehouse Facility"). The Company anticipates that the additional capital raised through the completion of this offering will allow it to increase the amount of warehouse credit available to it from third party lenders. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-Liquidity and Capital Resources." The Temporary Warehouse Facility would then be replaced by the new or expanded warehouse credit facilities provided by these third party lenders. The Temporary Warehouse Facility would be secured by mortgage loans held for sale by Allied and would have other terms similar to its existing warehouse credit facility. The interest rate on the Temporary Warehouse Facility would be at LIBOR plus 2.5% on prime mortgage loans and LIBOR plus 3% on subprime mortgage loans held for sale. Based upon a minimum and maximum offerings, the amount available for the Temporary Warehouse Facility would be $4.7 million and $7.0 million, respectively. The Company will use a portion of the proceeds to pay, as soon as practicable after the closing of this offering, the approximately $46,000 S Corporation Distribution. See "Reorganization and Termination of S Corporation Status." The remainder of the proceeds will be invested on an interim basis in short- and intermediate-term securities. These funds would be available for general corporate purposes which may include expansion of operations through acquisitions of other mortgage businesses, financial service organizations, related Internet businesses and diversification into other related and unrelated businesses, or for investment purposes. In addition, the funds may be used to infuse additional capital to Allied when and if appropriate.

         While the foregoing represents the Company's present intention with respect to the use of the offering proceeds, capital requirements or business opportunities, none of which are currently anticipated, could cause management to elect to use proceeds for other general corporate purposes. Notwithstanding the foregoing, the Company reserves the right to use the proceeds in any manner authorized by law.

                                 DIVIDEND POLICY

         The Company has never declared or paid a dividend on its Common Stock (except that prior to the Exchange, Allied made S Corporation distributions to the Existing Stockholders), and management expects that the substantial portion of the Company's earnings, if any, for the foreseeable future will be used to expand loan origination capabilities. The decision to pay dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors such as loan covenants or other contractual obligations. See "Risk Factors--Dividend Policy."

                             MARKET FOR COMMON STOCK

         There will be 4,000,000 issued and outstanding shares of Common Stock of the Company after the Exchange. There are no outstanding options granted by the Company except for the warrants issued to Choice as a part of this offering. After the Exchange, there will be two holders of record of such outstanding shares.

         There is no existing market for the Common Stock of the Company, and no assurance can be given that an established and liquid trading market for the Common Stock will develop. Depending on the number of shares sold, it is expected that following the offering, the Common Stock will be traded in the over-the-counter market and the Company has applied to list the Common Stock on the "SmallCap Market" of the NASDAQ Stock Market System under the symbol "LOAN." However, there can be no assurance that the Company will meet NASDAQ Stock Market System listing requirements for SmallCap stocks, which include a minimum market capitalization, at least three market makers and at least 400 stockholders. At the close of the offering, the Company, assisted by Choice, will use its best efforts to encourage and assist at least three market makers to establish and maintain a market for the Common Stock and to list the Common Stock on the NASDAQ Stock Market System, although there can be no assurance that it will succeed in doing so.

         The development of a public market that has the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Company nor any market maker has any control. Accordingly, there can be no assurance that an active or liquid trading market for the Common Stock will develop, or that if such a market develops, it will continue. To the extent permissible under applicable laws, the Company will use its best efforts to assist in the matching of persons who wish to purchase and sell the Company's Common Stock. There can be no assurance, however, that purchasers and sellers of the Company's Common Stock can be readily matched and investors should, therefore, consider the potentially illiquid and long-term nature of the securities offered in the offering. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price.

                                    DILUTION

         The Company will have after the Exchange 4,000,000 shares of Common Stock outstanding having an aggregate net tangible book value of $343,000, or approximately $0.09 per share. Net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of Common Stock outstanding.

         After giving effect to a sale of 1,400,000 shares of Common Stock, the pro forma net tangible book value of the Common Stock at June 30, 1999 would be $7.9 million, or approximately $1.47 per share. This represents an immediate increase in pro forma net tangible book value of $1.38 per share to the Existing Stockholders and an immediate dilution of $4.53 per share to the purchasers herein. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current stockholders as a result of this offering:


                                                                                         Minimum          Maximum
                                                                                         Offering         Offering
                                                                                         --------         --------
Public offering price per share(1)                                                        $6.00            $6.00
         Net tangible book value per share before offering(2)                             $0.09            $0.09
         Increase per share attributable to Shares offered hereby                         $0.98            $1.38
Pro forma net tangible book value per Share after offering                                $1.07            $1.47
Dilution of net tangible book value per Share to purchasers in                            $4.93            $4.53
         this offering(3)

-------------------

(1) Represents the estimated public offering price per share of Common Stock before deductions of underwriter fees and commissions and estimated expenses of the offering.

(2) Assumes no exercise of Warrants by Underwriter. See "Plan of Distribution - Marketing and Underwriting Arrangements."

(3) Dilution is determined by subtracting net book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock.

         Assuming the minimum offering, the following table summarizes the number of shares purchased from the Company as of June 30, 1999, the total consideration paid and the average price per share paid by the investors purchasing new shares and by existing stockholders:


                                                           Percent                    Percent of Total   Average
                                              Shares      of Total    Consideration     Consideration   Price Per
                                            Purchased      Shares          Paid             Paid          Share
                                            ---------     --------    -------------   ----------------  ---------
New investors
  Minimum Offering                          1,000,000        20%        $6,000,000            96%        $6.00(1)
Existing stockholders                       4,000,000        80%        $  250,000             4%        $0.06
                                            ---------       ----        ----------         -----
    Totals                                  5,000,000       100%        $6,250,000         100.0%
                                            =========       ====        ==========         =====

------------

(1) Consideration paid is the Purchase Price before deduction of fees paid to underwriter and offering expenses.

(2) Assumes no exercise of warrants by Underwriter. See "Plan of Distribution - Marketing and Underwriting Arrangements."

(3) Assumes the closing of the Plan and Agreement of Reorganization and the issuance of 4,000,000 shares of AllQuest to the existing stockholders of Allied. See "Reorganization and Termination of S Corporation Status."

         Assuming the maximum offering, the following table summarizes the number of shares purchased from the Company as of June 30, 1999, the total consideration paid and the average price per share paid by the investors purchasing new shares and by existing stockholders:


                                                         Percent                    Percent of Total     Average
                                             Shares      of Total   Consideration     Consideration     Price Per
                                           Purchased      Shares         Paid             Paid            Share
                                           ---------     --------   -------------   ----------------    ---------
New investors
  Maximum Offering                         1,400,000        26%       $8,400,000            97%          $6.00(1)
Existing stockholders                      4,000,000        74%       $  250,000             3%          $0.06
                                           ---------                  ----------          ----
    Totals                                 5,400,000       100%       $8,650,000           100%
                                           =========       ====       ==========          ====

------------

(1) Consideration paid is the Purchase Price before deduction of fees paid to underwriter and offering expenses.

(2) Assumes no exercise of warrants by Underwriter. See "Plan of Distribution - Marketing and Underwriting Arrangements."

(3) Assumes the closing of the Plan and Agreement of Reorganization and the issuance of 4,000,000 shares of AllQuest to the existing stockholders of Allied. See "Reorganization and Termination of S Corporation Status."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         The following discussion should be read in conjunction with Allied's Financial Statements and Notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with the Company's expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

         AllQuest is a holding company which after the Exchange will own all of the capital stock of Allied and two other non-operating subsidiaries and has no other material operations. References herein to the Company include AllQuest and its subsidiary, Allied. The Company, through its subsidiary, Allied, operates as a full-service mortgage banking company engaged in the origination and sale of first mortgage loans secured by residential real estate, including online mortgage services.

         The Company's revenues are derived from the brokering of loans and the origination and sale of loans. Brokered loans are funded through lending partners and the Company typically does not take title to the mortgage. Brokerage revenues are comprised of the mark-up to the lending partner's loan price and collecting processing fees. These revenues are recognized at the time a loan is closed. Originated and sold loans are loans that are funded through the Company's own warehouse lines of credit and sold to mortgage loan purchasers. Loan origination and sale revenues are comprised of proceeds in excess of the carrying value of the loan, origination fees less certain direct origination costs, other processing fees and interest paid by borrowers on loans that the Company holds for sale. These revenues are recognized at the time the loan is sold or, for interest income, as earned during the period from funding to sale. The Company earns additional revenue from its loan origination and sale operations as compared to brokered loan operations because the sale of loans includes a servicing release premium.

         As a result of the Company's limited operating history and its recent growth, it will be necessary to implement new and expanded operational, financial and administrative systems and control procedures to enable the Company to expand, train and manage its employees and coordinate the efforts of its underwriting, accounting, finance, marketing, and operations departments. For example, the Company intends to implement both a new financial reporting system and an internal loan production system by the end of 1999.

RESULTS OF OPERATIONS

         Comparison of Operating Results for the Years Ended June 30, 1999 and June 30, 1998. Gain on sales of loans increased from $3.3 million for the year ended June 30, 1998 to $6.1 million for the year ended June 30, 1999. This percentage increase of approximately 86% is primarily the result of an increase in the number of loan originations from 11,789 during the year ended June 30, 1998 to 23,152 during the year ended June 30, 1999. Aggregate loan volume originated increased from $1.2 billion to $2.3 billion between the same periods. The increase in loan originations was the result of increased marketing activities and expansion of the Company's sales organization.

         Interest income increased from $863,000 for the year ended June 30, 1998 to $1.1 million for the year ended June 30, 1999. This increase is attributable to increased loan activity and recording of certain interest transactions on a gross rather than net basis.

         Personnel expenses increased from $690,000 for the year ended June 30, 1998 to $2.2 million for the year ended June 30, 1999. This increase was directly attributable to the increased number of loan originations and an investment in the expansion of the Company's sales organization during fiscal 1999. The number of loan officers increased from 541 to 724 between periods. Salary and compensation as a percentage of revenues increased from approximately 21% to 37% accordingly.

         General and administrative expenses increased from $847,000 for the year ended June 30, 1998 to $2.1 million for the year ended June 30, 1999. This percentage increase of approximately 153% reflected increased expenses related to the origination of additional loans and the expansion of sales organization locations.

         Interest expense increased from $945,000 for the year ended June 30, 1998 to $1.1 million for the year ended June 30, 1999. This approximate 17% increase in interest expense was the result of increased use by the Company of its lines of credit to fund increased loan originations.

         As a result of the foregoing, net income decreased from $440,000 for the year ended June 30, 1998 to $9,000 for the year ended June 30, 1999. The Company did not make a provision for income tax in fiscal 1998 or 1999 because of its S Corporation status.

LIQUIDITY AND CAPITAL RESOURCES

         Cash flow from operating activities increased from cash flow used of $12.1 million for the year ended June 30, 1998 to cash flow generated of $1.0 million for the year ended June 30, 1999.

         Cash flow requirements depend on the level and timing of the Company's activities in loan originations in relation to the timing of the sale of such loans. In addition, the Company requires cash flow for the payment of operating expenses, interest expense and capital expenditures. Currently, the Company's primary sources of funding are borrowings under a warehouse line of credit, proceeds from the sale of loans in the secondary market and internally generated funds. Management believes that a larger equity base resulting from this offering should increase the amount of credit available to the Company.

         Adequate credit facilities and other sources of funding, which permit the Company to fund the loans it originates, are essential to the Company's ability to close loans. The Company borrows money to fund its loan closings and repay these borrowings as the loans and the accompanying servicing rights are sold. Upon the sale of loans and servicing rights and the subsequent repayment of the borrowings, the Company's credit facilities become available to fund additional loan closings. The Company has a warehouse financing facility which provides the Company with up to $16 million of demand loans secured by loans held for sale. Loans under the warehouse financing facility bears interest at rates that vary depending on the type of underlying loan, and the warehouse loans are subject to sublimits, advance rates and warehouse terms that vary depending on the type of underlying loan and the ratio of the Company's liabilities to its tangible net worth. In fiscal 1999, the Company had a weighted average interest rate on debt warehouse outstanding of 7.68% on warehouse debt outstanding, not including float on checks prior to the time they clear its warehouse line account, compared with 8.75% in 1998. The warehouse financing facility requires the Company to comply with various operating and financial covenants. Such covenants include restrictions on the following:

         - changes in the Company's business that would materially and adversely affect its ability to perform its obligations under the facility;

         - selling any asset other than in the ordinary course of business; and

         -        maximum debt and distributions allowed.

         Such covenants also contain requirements for minimum net worth balances and maximum leverage ratios. The existing warehouse financing facility expires on May 31, 2000.

         In fiscal 1999, the Company made distributions to its stockholders in an amount that caused its net worth to fall under the minimum net worth requirement of its warehouse facility. This also resulted in the Company failing to comply with the maximum debt leverage ratio for June 30, 1999 and subsequent months. The financial institution that provides the warehouse financing facility has granted the Company forbearance on such covenant violations, but has also reduced the total warehouse financing facility from a maximum of $23 million to $16 million and required the Company to meet the net worth requirements by November 30, 1999 and maintain a maximum debt to equity ratio of 20 to 1. As of August 31, 1999, the Company estimates that $461,000 of additional capital would be necessary to meet the net worth requirements. As a part of the decrease in the warehouse financing facility, the financial institution also decreased the Company's warehouse financing facility for non-prime mortgage loans from $6 million to $1.5 million. The completion of the minimum offering will permit the Company sufficient capital to meet the net worth requirements of the warehouse financing facility lender. If this offering is not completed by November 30, 1999 and the net worth requirement has not been met, the Company will seek to raise the necessary capital through other means including the sale of stock to the Existing Stockholders.

         As of June 30, 1999, the Company's borrowings under its existing warehouse financing facilities decreased from $17.0 million in 1998 to $16.6 million as of June 30, 1999. The Company had a maximum of $6.0 million available for additional borrowings as of June 30, 1999, but that amount has decreased as the total amount of the warehouse financing facility has been decreased from $23 million to $16 million. At June 30, 1999, the Company's loans held for sale were $16.9 million compared to $17.9 million at June 30, 1998. It is the Company's practice to use available cash to reduce debt outstanding under the warehouse financing facilities to reduce interest expense, increase usage of repurchase lines and to use other programs.

         Since its organization, Allied, the principal subsidiary of the Company, has borrowed funds from other corporations owned by Jim Hodge and the Existing Stockholders for working capital purposes, none of which are currently outstanding. In addition, in fiscal 1999, one of these companies contributed a net amount of $310,000 of real property, furniture and equipment to the Company in satisfaction of accounts receivable and the majority stockholder contributed a net amount of $335,000 of furniture and equipment to the Company as additional capital. See "Management-Certain Transactions." Following this offering, the Company does not expect to borrow additional funds from these affiliated entities, or any other entities owned or controlled, either directly or indirectly, by Jim Hodge or the Existing Stockholders. See "Management- Certain Transactions."

         The Company anticipates employing a substantial amount of the net proceeds of this offering as additional equity to commit to the funding of mortgage loans and for the purpose of supporting increased lines of credit to be used to fund such loans. Although the Company cannot be assured of the availability of additional credit, the Company reasonably anticipates that the availability of the net proceeds of this offering will result in an increase in the availability of credit to the Company.

         The commitment of additional capital and an increased credit amount will permit the Company to fund or purchase a greater number of mortgage loans. The ability of the Company to profit from such increased funding capability will depend upon the Company's ability to originate additional loans or purchase loans which generate fees, commissions and net interest income in the aggregate which exceeds the Company's expenses. There can be no assurance that the Company will be able to employ the additional capital and credit resources to fund transactions which result in a profit to the Company.

         The Company will be required to obtain additional capital to achieve its long-term objectives. The Company has no commitments to obtain such capital and there can be no assurance that such capital will be available to the Company in the future or, if available, will be on terms acceptable to the Company.

         The Company's existing capital, the proceeds of this offering and other financing, its credit facilities, as well as cash flow expected to be generated from operations, are expected to satisfy the Company's cash requirements for the foreseeable future, and principally will be applied to originate loans. The Company is presently in discussions with various lenders for additional lines of credit, and management believes that the increase in the Company's equity as a result of this offering will enhance the Company's ability to obtain the additional credit it will require to increase its servicing portfolio of mortgage loans, and reduce borrowing costs. If such additional credit is not available to the Company, the Company could be required to reduce the scope of its operations, which could adversely affect the Company's results of operation.

DISCLOSURE ABOUT MARKET RISK

         Interest rate movements significantly impact the Company's volume of closed loans. As such, interest rate movements represent the primary component of market risk to the Company. In a higher interest rate environment, consumer demand for mortgage loans, particularly refinancing of existing mortgages, declines. Interest rate movements affect the interest income earned on loans held for sale, interest expense on the warehouse lines payable, the value of mortgage loans held for sale and ultimately the gain on sale of mortgage loans. In addition, in an increasing interest rate environment, the Company's mortgage loan brokerage volume is adversely affected.

         The Company originates mortgage loans and manages the market risk related to these loans by pre-selling them on a best efforts basis to the anticipated purchaser at the same time that the Company establishes the borrowers' interest rates. If the Company can process loans within the applicable purchasers' commitment timeframes the Company has no interest rate risk exposure on such loans. However, if the Company cannot process the loan within this timeframe and interest rates increase, the Company may experience a reduced gain or may even incur a loss on the sale of the loan.

         With the exception of pre-selling loans through best-efforts commitments, the Company currently does not engage in any hedging activities.

         The Company currently does not maintain a trading portfolio. As a result, the Company is not exposed to market risk as it relates to trading activities. The majority of the Company's portfolio is held for sale which requires the Company to perform market valuations of its pipeline, its mortgage portfolio held for sale and related forward sale commitments in order to properly record the portfolio and the pipeline at the lower of cost or market. Therefore, the Company monitors the interest rates of its loan portfolio as compared to prevailing interest rates in the market.

         Because the Company pre-sells its mortgage loan commitments forward, the Company believes that a 100 basis point increase or decrease in long-term rates would not have a significant adverse effect on the Company's earnings from its interest rate sensitive assets. The Company pays off the warehouse lines payable when the loan is sold and as such would not be expected to incur significant losses from an increase in interest rates on the line due to the short timeframe that the line is drawn down.

         In the future, if the Company does not pre-sell the mortgage commitments, its market risk could change significantly.

INDUSTRY TRENDS

         The growth in volume that the mortgage industry has seen over the past few years has resulted from a general downward trend in interest rates. The Company believes that mortgage volume may tend to decrease on a relative basis in higher interest environments, but higher interest rates generally result in smaller mortgage companies leaving the market resulting in potentially larger market shares for continuing mortgage bankers. The Company believes that proceeds from the financing will position the Company to realize opportunities in such an environment, but there can be no assurance that it will be able to do so.

         The Company also believes that the industry will continue to offer broader and more diversified product offerings and that technology will play an increasing part in real estate transactions, including expanded use of internet capabilities. The Company believes that the proceeds from the financing will allow the Company to make the necessary investments in these technologies as part of its working capital requirements.

INFLATION AND SEASONALITY

         The Company believes the effect on inflation, other than its potential effect on market interest rates, has been insignificant. Seasonal fluctuations in mortgage originations generally do not have a material effect on the financial condition or results of operations of the Company.

ACCOUNTING DEVELOPMENTS

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. At this time, the Company has determined that this statement will have no significant impact on its financial position or results of operations.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about their operating segments and requires them to report selected information about operating segments, products and services, activities in different geographic areas, and reliance on major customers. This statement affects only financial statement presentation. Management has determined that the Company currently operates primarily in the mortgage origination industry.

         On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as deferred by SFAS No. 137, is effective for all fiscal quarters beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company is in the process of evaluating the impact of SFAS No. 133 on its financial statements.

         In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends SFAS No. 65, "Accounting for Certain Mortgage Backed Securities," to require that after an entity that is engaged in mortgage banking activities has securitized mortgage loans that are held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This statement is effective for the first fiscal quarter beginning after December 15, 1998, with earlier application encouraged. At this time, the Company does not anticipate any impact from the adoption of this standard.

         The American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company is in the process of evaluating the impact of SOP No. 98-1 on its financial statements.

YEAR 2000

         As with all financial service businesses, the Company's operations depend almost entirely on computer systems. Some currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

         The Company believes that each of its software systems at the corporate office, on a stand-alone basis, is currently Year 2000 compliant. The Company has internally developed a variety of software programs that run our website, including Allied Web Wizard. Although such software was designed to be Year 2000 compliant, the Company has not completed its testing of the software for compliance. The Company anticipates that it will complete this testing by October 31, 1999. The Company also uses multiple software systems and products developed by third party vendors, including systems and products used in operations and finance, and systems that operate our facilities. The Company has requested and received compliance certificates from these vendors to certify their Year 2000 readiness. The Company has received compliance certificates from substantially all of these vendors.

         The Company will not have complete information concerning the Year 2000 compliance status of its branch offices until November 30, 1999. The Company's current or future branch offices may incur significant expenses to achieve Year 2000 compliance. If the Company's branch offices are not Year 2000 compliant, it may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could adversely affect loan origination and processing from certain branches. As a result, the Company's business could be seriously harmed.

         The operations of a few of the Company's business partners and suppliers may be affected by Year 2000 complications. The failure of these organizations to ensure that their systems are Year 2000 compliant could have an adverse effect on the Company's business, resulting in some decreased internet usage or the Company's inability to obtain necessary data communication and telecommunication capacity, which in turn could have an adverse effect on the Company's business, results of operations and financial condition.

         The potential worst case scenario includes, but is not limited to:

         -        inability of branch offices to process information;

         - interruption of communications between the branches, corporate office and outside third parties;

         - slowdown in online applications due to a general failure of the Internet;

         - delays in processing capabilities that depend on third-party systems;

         -        financial losses associated with delays in closing loans; and

         - failure of infrastructure services provided by third parties, including public utilities and Internet service providers.

         The Company has not incurred significant costs to date complying with Year 2000 requirements, and it does not believe that it will incur significant costs for such purposes in the foreseeable future. Because the Company's loan portfolio is highly diversified with regard to individual borrowers and types of business and its primary market area is not significantly dependent on one employer or industry, the Company does not expect any significant or prolonged difficulties that could affect results of operations or cash flow. However, if the Company discovers any unexpected Year 2000 errors or defects in our internal systems, it could incur substantial costs in making repairs. The resulting disruption of our operations could seriously damage the Company's business.

                          THE COMPANY AND ITS BUSINESS

GENERAL

         The Company, through its subsidiary Allied, is a dynamic retail mortgage banker/broker company engaged in the business of originating, selling and brokering mortgage loans. Company management believes it is the largest affiliated branch mortgage banker/broker in the United States. The Company originated over 2.3 billion in loans in fiscal 1999, making it one of the larger non-depository retail originators in the United States. A broad array of residential mortgage products are delivered by the Company in an innovative platform using the Company's nationwide network of approximately 1,200 loan originators operating out of 381 retail branches in 49 states as of June 30, 1999, and the Company's relationships with operators of leading Internet mortgage web sites including Intuit's QuickenMortgage(TM), The LendingTree(TM), Microsurf and the Company's own site at Alliedhomenet.com. In addition, the Company implements sophisticated marketing strategies to enhance its production of mortgage loans, including direct mail, telemarketing and alliances with builders, realtors and other professionals. The Company's residential mortgage products targeted primarily to quality borrowers. The Company operates as both a mortgage banker (underwriting, closing and funding loans) and a mortgage broker (selling the loan products of over 700 different lenders). The Company believes that its large loan origination volume and hybrid banker/broker structure enable it to consistently offer its customers favorable pricing on a broad range of mortgage products and provide convenient, high-quality customer service.

         Since being founded in 1991, Allied has focused on building origination volume by establishing a retail origination network through expanding its branch network and, recently, through relationships with operators of Internet mortgage web sites. The Company believes that its operating structure provides an effective platform to continue to grow its origination volume.

         - Expansion of Branch Network. The Company's origination volume has grown from $62 million in 1994 to $2.3 billion in fiscal 1998. Since 1994, the Company has opened 381 new branches in 49 states. Since December 31, 1998, the Company has opened 117 new branches and has applications pending to open an additional 100 branches. Unlike many competitors who build through acquisitions, the Company's loan originators were directly recruited and hired by the Company.

         - Penetration of the Internet Mortgage Business. The Company's objective is to become a leading provider of mortgage products through the Internet in addition to its conventional mortgage business. It has established strategic relationships with operators of leading Internet mortgage web sites, including Intuit's QuickenMortgage(TM), LendingTree(TM)and Microsurf and its own site at Alliedhomenet.com. For fiscal 1999, the Company originated over $30.9 million in mortgage loans generated over the Internet. The Company has made significant investments of time and resources in building a very usable electronic commerce site.

         - Building Alliances. The Company will also build its business through establishing alliances with builders, brokers, realtors and other professionals who have access to potential residential mortgage customers. Two efforts of the Company currently underway include a relationship with an H&R Block franchisee operating over 500 branches and a proposed venture by the Company to assist homeowners selling their homes without the assistance of a broker.

         The Company earns revenue from the sale of loans and related servicing rights in the secondary market for cash payments and interest earned and servicing fees received on loans held prior to their sale.

MORTGAGE BANKING INDUSTRY

         The mortgage banking business consists primarily of two businesses: origination and servicing. Origination is the process of taking a loan from application through underwriting and funding and either holding and servicing the loan or selling the loan into the secondary mortgage market. Mortgage loans are originated through three primary lending channels: retail, wholesale and correspondent. Retail originators generate loans through direct contact with the consumer. Wholesale originators buy application packages from independent brokers who work directly with consumers. Correspondent lenders buy closed loans from other originators. Retail originators generally consist of depository banks and other lenders which market, fund and close their own loan products and brokers who market the loan products of wholesale originators. Loan servicing involves the collection of principal, interest and insurance payments, processing prepayments and foreclosures and passing the payments through to taxing authorities, insurance companies and investors for servicing fees. Originators either retain servicing rights and collect servicing fees or sell the servicing rights for cash payments in the secondary market. The mortgage banking industry is the largest consumer debt related sector in the U.S. with over $4.4 trillion in outstanding debt. In 1998, loan origination volume in the U.S. reached a record high of $1.5 trillion, compared to $834 billion for 1997. Demand for mortgage products in recent years has been favorably affected by low interest rates, low unemployment rates, increasing wages, high consumer confidence and strong housing starts and home sales.

         In recent years, mortgage loans have become more commodity-like in nature due to the similarity of product offerings, the large number of companies selling mortgages and the wide availability of mortgage products and pricing information. Pressures resulting from commoditization have led to increasing consolidation in the industry as smaller participants cannot achieve the economies of scale or offer the breadth of competitively priced products required to compete effectively in the mortgage industry.

         During the past two years, the Internet has been emerging as a major source of mortgage originations. Industry analysts predict that Internet mortgage loan originations will grow dramatically as borrowers recognize the convenience and benefits of shopping for a mortgage from the comforts of home or the office. Mortgage shopping on the Internet is expected to accelerate loan commoditization. Capturing market share on the Internet will be dependent upon access to consumers and consistently providing broad product offerings at the lowest rates.

BUSINESS PLAN AND OPERATING STRATEGY

         The Company's business objective is to be a leading retail originator of mortgage products. The principal business strategy elements to support this objective are:

         - Concentrate on Retail Delivery of Mortgage Products. A focus on the retail mortgage business has two principal benefits; control over the loan origination process and direct access to the consumer. By controlling the origination channel, the Company does not rely on third parties for loan production volume. Direct access to consumers allows the Company's loan originators to develop relationships with its customers which, in turn, leads to increased customer loyalty and new customer referrals. Direct consumer selling also provides a platform to sell higher margin mortgage-related products and services. As a retail originator, the Company is able to develop alliances with consumers, real estate agents and brokers, homebuilders, corporations, developers and professionals which creates referral business. In addition, the Company has found that loan servicers will purchase servicing rights from retail originations at more favorable prices than servicing rights from wholesale originations.

         - Internet Expansion. The Company believes that the Internet provides a unique medium to deliver mortgage services. In connection with originating on-line mortgages, the Company opened an Internet call center which is staffed by its own Internet service representatives. The Company's Internet service representatives receive on-line generated applications and pre-qualified leads and work directly with the consumer to originate the loan and sell mortgage-related services. To further facilitate Internet business, applicants can use one of the Company's 381 nationwide branches if they prefer to meet directly with one of its employees. This is a service few of the other Internet providers of residential mortgage products can provide.

         - Empower the Company's Employees With Incentive Based Compensation. The Company has a compensation system designed to motivate its employees to maximize loan volume, productivity and profitability. This compensation system creates a variable cost structure which is adaptable to changes in retail origination volume. Each of the Company's loan originators is compensated entirely by commissions earned on loans originated. In addition, loan originators are generally responsible for most of their operating expenses, including health insurance and other benefits, computers and marketing materials. As a result, the Company's loan originators manage their own branches and have the incentive to maximize revenue (in which the Company shares). In addition, the Company's underwriters and processors are compensated, in part, on the quality of their work product and on the number of files that they underwrite or process.

         - Maintain Superior Customer Service. The Company believes that providing superior customer service is and will continue to be a key to product differentiation in today's price sensitive market. The Company delivers this differentiated service through a team of highly-skilled management, loan originators and operating staff with many years of industry-related experience. The Company also strives to deliver differentiated customer service by continually streamlining the mortgage process to make obtaining a mortgage loan more convenient and dependable.

         - Offer Low Prices on a Broad Array of Products. The Company's banker/broker structure provides its loan originators access to the products and pricing of over 700 lenders throughout the U.S. As a high-volume mortgage banker, the Company is able to consistently provide loan originators with competitive prices on an array of products by matching or beating the prices available to loan originators by other lenders, as well as provide its loan originators with in-house underwriting capabilities, better execution and reliable service, including fast loan approvals.

         - Focus on Controlling Expenses. Since its inception, the Company has focused on being a low-cost provider by controlling operating costs and increasing efficiency. In addition to implementing its incentive-based, variable cost structure, the Company continues to invest in process enabling technologies.

GROWTH STRATEGY

         The Company has increased the dollar value of its loan origination volume from $62 million in 1994 to $2.3 billion in 1999. The Company's growth strategy is to continue to increase its loan origination volume through expanding its presence in existing markets and expanding the Company's delivery channels to the prospective customers of residential mortgage products. The Company is executing this strategy by expanding its branch network and expanding Internet relationships. The Company may pursue selective acquisition opportunities once this offering is completed.

         Expansion of Branch Network. Since 1991, the Company has opened 381 branches in 49 states and recruited over 1,200 new loan originators. The Company intends to continue to generate internal growth through:

         - Addition of Loan Originators in Existing Branches. The Company intends to continue recruiting additional highly qualified loan originators with experience in the mortgage industry and long-standing relationships with consumers, real estate agents and brokers, homebuilders, corporations, developers, professionals and other referral sources. The Company targets loan originators who it believes can immediately increase its origination volume. In fiscal 1999, the Company added approximately 183 loan originators to its existing branches.

         - Expansion of Branch Network. The Company intends to continue to capitalize on market opportunities by opening additional branches. The Company's branches differ from the typical company-owned branches used by some mortgage businesses in that the branch manager is in control and responsible for all costs associated with the branch, including rent, employee salaries and overhead but, in return, receives a higher per loan commission. The Company's branches provide a means of expanding into new geographic markets without significant up-front costs or operating risk, which are both borne by the branch manager. The Company has applications pending to open an additional 110 branches and is in the process of adding additional branches.

         The Company believes that its attractive compensation system, together with its broad product offering of competitively priced products, will continue to enable it to recruit additional, highly qualified loan originators for its existing retail branches and additional branches, as well as establish new branch relationships.

         Expand Internet Relationships. The Company's objective is to become a leading provider of mortgage products through the Internet. Industry analysts estimate the on-line mortgage market will dramatically increase. In fiscal 1999, the Company originated over $30.9 million of mortgage loans over the Internet. The Company believes its broad range of competitively priced products and its strategic relationships with leading Internet mortgage web sites position it to capitalize on the on-line mortgage origination growth. These relationships have enabled the Company to become a substantial provider of mortgage services to Internet web sites like QuickenMortgage(TM), The LendingTree(TM) and Microsurf. In addition, the Company has constructed its own electronic commerce portal at Alliedhomenet.com designed to attract customers of its residential mortgage products.

         The Company's on-line strategy of aligning itself with leading Internet mortgage web sites has provided it with access to consumers without any significant advertising or other costs to date, and this strategy has enabled the Company to originate loans over the Internet. The Company intends to continue to expand the breadth and scope of its Internet relationships. These relationships may also include the acquisition of Internet businesses related to the Company's business.

         Pursue Acquisitions. The Company intends to pursue consolidation opportunities in the mortgage banking industry of independent, high quality mortgage brokers and mortgage banks. The Company believes that with the completion of this offering, the Company will be in a better position to pursue such acquisitions when the opportunity arises. Through such acquisitions, the Company believes it will be able to capture origination volume from acquired companies, allowing it to capitalize on the lower cost of funds and better pricing it receives in the secondary market on these loans. As a result, the additional volume created by acquisitions provides an effective means to capitalize on the economies generated by the Company's mortgage bank. The Company believes that its acquisition model and operating structure make it an attractive acquirer for the following reasons:

         - Breadth of Product Offering. The Company offers the acquired business access to (1) the mortgage products and pricing of over 700 lenders throughout the U.S. and (2) a broad range of mortgage products, competitive rates, dependable customer service and execution of the Company's mortgage bank.

         - Decentralized Management. The Company believes that the selling owners will have significant loan origination experience and will have developed substantial relationships with customers in their markets. Since the Company operates with a decentralized management structure, selling owners are provided with significant autonomy to utilize their experience and relationships to generate origination volume. In addition, the Company assumes certain burdensome administrative and operational functions which allows the selling owners to become increasingly focused on generating originations.

         - Future Value. A substantial portion of the value the Company pays for an acquisition is dependent upon the future profitability of the acquired company's business and, when common stock is issued as consideration, upon the Company's future profitability. The Company's size and the economies generated by its mortgage bank encourage the selling owners to increase the profitability of their business by directing loan volume into its mortgage bank and earn attractive returns.

         Building Alliances. The Company will also build its business through establishing alliances with builders, brokers, realtors and other professionals who have access to potential residential mortgage customers. Two efforts of the Company currently underway include a relationship with an H&R Block franchise operating over 500 such branches and a proposed venture by the Company to assist homeowners selling their homes without the assistance of a broker ("For Sale By Owner" or "FSBO"). The Company has entered into an agreement with an H&R Block franchisee to jointly market residential mortgage products to the customers of the tax service. Although still in its beginning stages, loan applications are being received by numerous offices of the H&R Block franchisee and the Company hopes that this alliance will continue to build additional mortgage loan volume. The FSBO program started in a Florida branch office of the Company and is expanding within the Company. Branch offices of the Company are assisting homeowners desiring to sell their own home without a broker by providing such homeowners with a marketing kit. The marketing kit is designed to first send a prospective buyer of a FSBO property to the Company to be qualified before having him contact the owner of the property. The Company's limited experience so far has indicated that numerous potential home buyers are being prequalified by the Company. If the prospective buyer does not buy a particular FSBO property, he will have had a preliminary meeting with an employee of the Company and is more likely to use the Company when he finds a property in the future that he wants to purchase. It is through this kind of marketing that the Company believes it will continue to expand its residential mortgage loan volumes.

MORTGAGE BANKING OPERATIONS

         The mortgage loans that the Company originates are funded through its mortgage banking operations or are brokered to the lender providing the mortgage product. In fiscal 1999, the Company closed 7.5% of its loans through its mortgage bank. The Company's mortgage bank currently offers a full range of single-family mortgage loan products. Mortgage loan applicants can choose from among fixed-rate mortgage loans with several different term options, including standard 15-year and 30-year terms, and "balloon" mortgage loans with relatively shorter terms, such as five or seven years, and longer amortization schedules, such as 30 years. An array of adjustable rate mortgage loans with rates tied to various indices is also available. The Company offers a wide variety of combinations of interest rates and origination fees ("points") on many of its mortgage loan products so that borrowers may elect to pay higher points at closing and lower interest over the life of the mortgage loan, or pay a higher interest rate and reduce or eliminate points payable at closing. In addition, the Company offers buydown-type mortgage loans which allow a borrower to make lower monthly payments for the first one, two or three years of the loan.

MORTGAGE LOAN PRODUCTS

         The following table summarizes the Company's originations for the categories of mortgage loans listed below:

                                                                  Year Ended June 30,
                                                                1999                1998
                                                                (Volume Data in Millions)
CONFORMING AND GOVERNMENT INSURED MORTGAGE LOANS:
  Number of loans ...................................            14,848               7,606
  Volume ............................................        $1,444,075          $  889,044
  Percent of total loan volume ......................              61.9%               76.9%

JUMBO MORTGAGE LOANS:
  Number of loans ...................................               530                 185
  Volume ............................................        $  179,022          $   57,572
  Percent of total loan volume ......................               7.7%                5.0%

HOME EQUITY AND SECOND MORTGAGE LOANS:
  Number of loans ...................................               983                 581
  Volume ............................................        $   20,590          $   12,883
  Percent of total loan volume ......................               0.9%                1.2%

NON-PRIME MORTGAGE LOANS:
  Number of loans ...................................             6,791               3,417
  Volume ............................................        $  686,390          $  195,832
  Percent of total loan volume ......................              29.5%               16.9%

TOTAL MORTGAGE LOANS:
  Number of loans ...................................            23,152              11,789
  Volume ............................................        $2,330,079          $1,155,333
  Average loan size .................................        $  100,643          $   98,001

         Conforming and Government Insured Mortgage Loans. These mortgage loans conform to the underwriting standards established by one of the government sponsored mortgage entities, Fannie Mae or Freddie Mac, and are originated and sold. This product is limited to high quality borrowers with good credit records and involves adequate down payments or mortgage insurance.

These loans may qualify for guarantees from the Federal Housing Authority or insurance from the Veterans Administration. Approximately 61.9% of loan volume originated by the Company in the fiscal year ended June 30, 1999 were conforming and government insured loans.

         Jumbo Mortgage Loans. These mortgage loans do not satisfy the criteria to be conforming or government insured mortgage loans solely because they exceed the maximum loan size (currently $240,000 for single-family, one-unit mortgage loans in the continental United States). The Company sells all jumbo mortgage loans to a number of national privately sponsored mortgage conduits. Approximately 7.7% of the loan volume originated by the Company in the fiscal year ended June 30, 1999 were jumbo mortgage loans.

         Home Equity and Second Mortgage Loans. Home equity and second mortgage loans are generally secured by second liens on the related property. Home equity mortgage loans can take the form of a home equity line of credit ("Home Equity Line") while second mortgage loans are closed-end loans. Both types of loans are designed primarily for high credit quality borrowers and are underwritten according to the standards of the investor to whom the loans will be sold. Home Equity Lines generally provide for either a 5-year or 15-year draw period, during which the borrower may make cash withdrawals, and a 10-year repayment period during which the amount outstanding at the end of the draw period is repaid. Only interest payments are made during the draw period. Second mortgage loans are fixed in amount at the time of origination and typically amortize over 30 years with a balloon payment due after 15 years. Home Equity Lines generally bear adjustable interest rates while closed-end loans typically bear fixed interest rates. Both types are frequently originated in conjunction with the Company's origination of a first-lien mortgage loan on the related property. Home Equity Lines and second mortgage loans represented approximately 0.9% of the loan volume originated by the Company in the fiscal year ended June 30, 1999.

         Non-prime Mortgage Loans. This category consists of mortgage loans for borrowers who have impaired or limited credit profiles or higher debt-to-income ratios than would be acceptable for sale of such loans to one of the agencies or private-sponsored mortgage conduits. Such mortgage loans may also fail to satisfy the underwriting criteria of the government sponsored entities in other ways. The Company categorizes these mortgage loans based on the borrower's credit profile as "A-", "B" or "C" loans which are generally considered "non-prime" mortgage loans in the secondary mortgage market. The Company does not originate mortgage loans that it would categorize as "D" loans. The Company offers non-prime loans on a limited basis to ensure that it has loan products for nearly every borrower. Non-prime loans are underwritten to the standards of investors to whom the loans will be sold. These loans represented approximately 29.5% of the loan volume originated by us in the fiscal year ended June 30, 1999. The Company only funded non-prime mortgage loans equal to 5.4% of its total loan volume. The Company does not intend to commit significant resources to increase its non-prime business.

SALES OF LOANS AND SERVICING RIGHTS

         Loan Sales. The Company customarily sells all loans funded through its mortgage bank to one of the government-sponsored mortgage entities or to one of the national privately sponsored mortgage conduits. A primary component of the Company's business strategy is to seek the most efficient method of selling its mortgage loans. The Company evaluates the sale of each mortgage loan type and compares prices available for each alternative method of sale, given current market conditions at the time and the risk characteristics of the mortgage loan type to determine which method of sale to utilize. While the Company currently does not securitize its loans, if the prices offered in the secondary market for its loans decrease significantly relative to the value it believes that it could receive by securitizing such loans, the Company's management would consider securitizing its loans. If the Company began to securitize its loans, it would be subject to the risks described in "Risk Factors." If in the future the Company decides to securitize and/or retain servicing rights of its loans, it would be subject to additional risks that it does not currently face.

         The Company currently sells its conforming or government insured loans either through co-issue/concurrent transactions, assignments of trade or whole-loan sales. Co-issue/concurrent transactions involve a sale of the underlying mortgage loan to Fannie Mae or Freddie Mac with a concurrent sale of the servicing rights to an independent servicer. Assignment of trade sales are sales of conforming or government insured loans to a third party who exchanges the loans with Fannie Mae or Freddie Mac for mortgage backed securities issued by them. In a whole-loan sale, individual loans are underwritten to the standards of and sold to a specific buyer on a forward commitment basis. Jumbo and Alternative A mortgage loans are currently sold in whole-loan sales on a forward commitment basis. The Company sells its non-prime loans and Home Equity Lines and closed-end home second mortgage loans through whole-loan sales, bulk sales or flow sales in order to avoid the credit risk associated with these types of mortgage loans. Bulk sales are sales of loans underwritten to the Company's underwriting standards that are pooled and then sold to third parties for cash by the Company. Flow sales are sales of loans which are underwritten by a third party who commits to purchase each individual loan its underwriters approve.

         In the fiscal year ended June 30, 1999, the Company sold over 90% of the loans funded by its mortgage bank to two large, national companies, one of which directly competes with the Company for retail originations. The loss of either of these buyers or any significant reduction in the prices these buyers are willing to pay for its loans could have an adverse effect on the Company's business and results of operations.

         The sale of mortgage loans may generate a gain or loss to the Company. Gains or losses result primarily from two factors. First, the Company may originate a loan at a price (i.e., interest rate and discount) that may be higher or lower than it would receive if it immediately sold the loan in the secondary market. These pricing differences occur principally as a result of competitive pricing conditions in the primary loan origination market. Second, gains or losses upon the sale of loans may result from changes in interest rates that cause changes in the market value of the loans from the time the price commitment is given to the customer until the time that the loan is sold by the Company to the investor. The Company applies interest rate risk management techniques to reduce the net effect of interest-rate changes on the gain and loss on loan sales.

         The Company sells some of its loans on a forward commitment or other deferred delivery and payment basis and has credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. As is customary in the marketplace, none of the forward payment obligations of any of the Company's counterparties is currently secured or subject to margin requirements, although the Company attempts to limit its credit exposure on forward sales arrangements by entering into forward sales contracts solely with institutions that it believes are sound credit risks, and by limiting exposure to any single counterparty by selling to a number of investors.

         Sales of Servicing Rights. When a loan is originated, a corresponding right to service the loan for an annual yield is created. The Company's current strategy is to realize the value of this right by selling its loans without retaining the right to service the loan or by selling the servicing rights separately from the loan to national servicers. As a result, the Company minimizes risk associated with defaults and early prepayments of those loans. However, the Company services the loans it closes between the date of funding the loan and the date it sells the loan and the related servicing in the secondary market, a period averaging approximately 30 days. The Company has developed an in-house proprietary system to provide its loan servicing computing services. The Company will consider selling its loans with the servicing rights retained if it believes that the value of the servicing rights is or may become significantly greater than secondary market buyers are then willing to pay for them. If the Company began to sell its loans with servicing retained, it would be subject to the risks described in "Risk Factors." If in the future the Company decides to securitize and/or retain the servicing rights of its loans, it would be subject to additional risks that it does not currently face. In fiscal 1999, the Company sold over 95% of its servicing rights to a large national servicer that is a competitor and also a principal purchaser of loans funded by the Company's mortgage bank.

         Recourse. By selling all the loans the Company closes, it reduces its exposure to default risk (other than first-payment defaults by customers) and most of the prepayment risk normally inherent in the mortgage lending business. However, in connection with whole-loan sales and exchanges, the Company makes representations and warranties to the buyers thereof which it believes are customary in the industry relating to, among other things, compliance with laws, regulations and program standards and accuracy of information. In the event of a breach of these representations and warranties, the Company may be required to repurchase these mortgage loans and indemnify the investors for damages caused by the breach. If a repurchase request is made, the Company would either (1) attempt to remedy the deficiency and have the investors rescind the rejection of the mortgage loan or (2) refinance or sell the mortgage loan, sometimes at a loss. To date, the Company has never been required to repurchase a mortgage loan. The Company has implemented a stringent quality assurance program monitoring the most important stages of the mortgage loan origination process to minimize the number of mortgage loans rejected by investors. In addition, in connection with some non-prime loan sales, the Company may be required to return a portion of the premium received upon the sale of the loan if the loan is prepaid by the customer within the first year after sale.

MORTGAGE LOAN FUNDING AND BORROWING ARRANGEMENTS

         The Company uses its short-term warehouse financing facilities and repurchase agreements under its in-house mortgage bank to fund mortgage loan originations. Under the Company's current warehouse facility, it has available a $16 million warehouse line of credit secured by the mortgage loans it originates. The Company is required to comply with various operating and financial covenants as defined in the agreements governing the warehouse facility. In accordance with industry practice, the warehouse facility is considered for renewal by the lenders annually. At June 30, 1999, the outstanding balance under the Company's warehouse facilities was $16.6 million. For a more detailed description of the warehouse facility, please refer to "Management's Discussion and Analysis of Results of Operations and Financial Condition-Liquidity and Capital Resources."

OPERATIONS

         The Company's offering of a broad range of conventional and specialized mortgage loan products requires the timely delivery of such mortgage loan products to the branches and careful monitoring and tracking of the origination of such mortgage loan products through delivery to the ultimate investor. For this reason, the Company continues to develop its operational and technological capabilities. The Company has developed a proprietary in-house mortgage banking and administration system that has largely eliminated many of the manual efforts associated with underwriting, funding and loan delivery. This system provides real-time access to the information used by each department in operations as well as the secondary marketing and treasury departments. This company-wide system provides a smooth flow of data from the origination process until the investor purchases the mortgage loan. These integrated systems also improve data integrity since information is not re-keyed or transferred to multiple mortgage loan-tracking systems.

         The Company's processing is decentralized to provide fast and efficient service. Unlike many regional and national banks, the processing of its customers' loan files are performed in the local branches by processors who work in teams with one or more loan originators. The Company's underwriting, unlike many regional and national banks, is performed regionally at five sites, including its regional operational centers and certain large branches. The Company's remaining mortgage banking functions, including secondary marketing, corporate accounting, quality assurance, systems programming and support, loan delivery and servicing are centralized and maintained at the Company's Houston headquarters.

UNDERWRITING

         Mortgage loan applications must be approved by the Company's underwriters in accordance with the underwriting criteria of the entity or the investor to whom the loan will be sold. These standards include the customer's mortgage, installment loan and revolving debt payment history, employment history, capacity to pay, outstanding judgments, charge-offs and repossessions, involvement in bankruptcies and foreclosures. Since loans are secured by a mortgage lien, an appraisal of the property securing the loan is also essential. Furthermore, the Company generally evaluates the applicant's creditworthiness through the use of a consumer credit report, verification of employment and a review of the debt-to-income ratio of the customer. The Company also utilizes Fannie Mae's automated underwriting system, Desktop Underwriter. In under one minute, this system evaluates and makes a decision on whether a borrower meets Fannie Mae's guidelines. There are a number of attractive advantages of utilizing this system: (1) it reduces operating costs by reducing the amount of time an underwriter spends on a file, (2) it reduces the typical liability associated with underwriting when selling a loan to Fannie Mae because Fannie Mae will have already approved the loan and (3) it improves customer service by enabling the Company to approve loans more quickly.

         To maintain the consistency of underwriting quality, the Company's loan production personnel, such as branch managers and loan originators and Internet service representatives, are not permitted to underwrite the mortgage loan packages which they originate. Underwriting reviews and decisions for loans underwritten by the Company are made by separate underwriters located at the Company's regional operational centers and at certain large branches. The Company's underwriting manager is located in the corporate headquarters in Houston and is responsible for administering all underwriting policies. The underwriting manager reports to the Company's senior officers.

QUALITY CONTROL

         The Company's legal/compliance team is responsible for compliance and quality control. This centralized compliance function allows the Company to control and supervise regulatory compliance and offer consistency to its customers. The legal/compliance team also helps the servicing team handle delinquencies and foreclosures that occur before a loan is sold. The quality control personnel review loans that have already been made (1) to monitor, evaluate and improve the overall quality of loan production and (2) to identify and communicate to the legal/compliance team and management existing and potential underwriting and loan file problems or areas of concern. After loans close, the quality control personnel select a percentage of the closed loans to check them for documentation, accuracy, compliance with law and potential fraud. The Company performs a post-funding quality control review on a sample of originated loans for complete re-verification of employment, income and liquid assets used to qualify for such mortgage loan. Such review also includes procedures intended to detect evidence of fraudulent documentation and/or imprudent activity during the processing, funding, servicing or selling of the mortgage loan. Verification of occupancy and applicable information is made by regular mail.

At the present time, the Company does not utilize the services of a third party, independent quality control provider.

         The Company is also subject to certain capital requirements and internal auditing and quality controls established by the U.S. Department of Housing and Urban Development. The Company has determined that it has not fully implemented certain quality control procedures and that the Company was not in compliance with such quality procedures in six monthly periods during fiscal 1999. The Company has been further advised that repeated noncompliance of these regulations could result in sanctions by HUD and the potential loss of future business. To remedy this situation, management of the Company has taken steps to see that the employees in charge of quality control will follow up on the reporting requirements. Management is confident that the Company will be in compliance with all HUD requirements during fiscal 2000.

INFORMATION SERVICES

         The information services department is responsible for implementing, supporting and improving the software and hardware technology employed throughout the Company. Specifically, the information services department concentrates on the development of new technology to increase operational efficiencies, applications programming, applications development and analysis of new software technologies which can be used within the Company's business to improve information flow and reduce operating costs. For example, the information services department was responsible for implementing Desktop Underwriter which has greatly improved the Company's operating efficiency. The information services department also focuses on the integration and support of hardware technologies including those established in the branch offices. In addition, the information services department is currently involved in (1) the deployment of laptops to the Company's loan originators, which enables its loan originators to originate a loan anywhere, at any time, including in a customer's home or office, (2) the requisite training of the loan originators on laptop origination and (3) automated underwriting. By utilizing these technologies, the Company's loan originators will have the ability to take a customer's application anywhere there is an available telephone line and provide them with a decision within one minute on the approval of their loan if such loan meets the standards of government sponsored mortgage entities.

COMPETITION

         Traditional Channels. The mortgage lending industry is highly competitive and fragmented. The Company faces intense competition, primarily from commercial banks, savings and loan associations, credit unions, insurance companies, mortgage brokers, mortgage bankers and other consumer finance companies. If the Company expands into additional geographic markets, it may face competition from consumer lenders with established positions in such markets. The Company cannot provide any assurances that it will be able to compete successfully with these consumer lenders. Competition can take place on various levels, including convenience in obtaining a loan, service, marketing, pricing (including the interest rates, closing costs and processing fees charged) and range of products. The Company believes that pricing, service and product breadth are the most important competitive factors affecting its business. Many of the Company's competitors in the mortgage lending industry are better established, larger and have more capital and other resources than the Company. Barriers to entry into the mortgage lending industry are low, and the current level of gains realized by the Company and its existing competitors on the sale of loans could attract additional competitors into the market. Consequently, there are many recent market entrants seeking these relatively attractive profit margins. Increases in the number of competitors seeking to originate consumer loans could lower the rates of interest or reduce the amount of origination points and fees the Company can charge customers, thereby reducing the potential profitability of such loans. Competition might also reduce the Company's loan closing volume.

         Internet. Mortgage origination over the Internet is relatively new. Competition over the Internet is intense and rapidly evolving as mortgage brokers and lenders continue to establish affiliations with current web sites. Currently, competition is generally based on rate and on visibility over the Internet. Similarity of product offerings and the vast amount of mortgage-related information available over the Internet may lead to increasing price competition.

GOVERNMENT REGULATION

         The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and will be subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Regulated matters include, without limitation, loan origination, marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, certain rights of rescission, closing and servicing loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Lending activities are also subject to various federal laws. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel certain credit transactions. If the Company is found not to be in compliance with TILA, aggrieved customers could have the right to rescind their loan transactions with the Company and to demand the return of finance charges paid to it, among other remedies. The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), and the Fair Housing Act (the "FHA") which prohibit lenders from discriminating against applicants on the basis of race, color, religion, national origin, familial status, sex, age, marital status or other prohibited bases. Regulation B promulgated under ECOA restricts lenders from obtaining certain types of information from loan applicants. It also requires certain consumer disclosures, including advising applicants of the reasons for any credit denial. The Fair Credit Reporting Act of 1970, as amended ("FCRA"), regulates the use of consumer credit information, and among other things, requires the lender to supply the applicant with a name and address of the reporting agency in instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency. The Company is also subject to RESPA and the Fair Debt Collection Practices Act and is required to collect certain applicant information and file an annual report with HUD pursuant to the Home Mortgage Disclosure Act ("HMA"). The Company is also subject to the rules and regulations of, and examinations by, HUD, the Veterans Administration, Fannie Mae, Freddie Mac and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing mortgage loans and to various other federal and state laws, rules and regulations governing among other things, the licensing of, and procedures that must be followed by, consumer lenders and servicers, and disclosures that must be made to customers. Various state laws affect the Company's mortgage banking operations, including licensing requirements and, in certain instances, state usury statutes.

         Failure to comply with these requirements may lead to civil or criminal liability, loss of licenses, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnification or loan repurchases, rights of rescission for mortgage loans and administrative and enforcement actions by regulatory authorities.

         In addition, industry participants are frequently named as defendants in class-action and other litigation involving alleged violations of federal and state consumer lending laws and regulations. These actions and lawsuits allege violations of RESPA, TILA, ECOA, FHA and various other federal and state lending and consumer protection laws. Some of the practices which have been the subject of lawsuits against other companies include, but are not limited to, miscellaneous "add on" fees; truth in lending calculations and disclosures; escrow and adjustable rate mortgage calculations and collections; private mortgage insurance calculations, disclosures and cancellation; forced-placed hazard, flood and optional insurance; payoff statement, release and reconveyance fees; and unfair lending practices. If a significant judgment were rendered against the Company in connection with any litigation, it could have a material adverse effect on the Company's business and results of operations. For more information, please refer to "Risk Factors-The practice of having lenders pay mortgage brokers is currently being litigated."

         In addition, because the Company's business is highly regulated, the laws, rules and regulations applicable to it are subject to modification and change. Any changes in such laws, rules and regulations could make compliance much more difficult or expensive, restrict the Company's ability to originate or sell loans, limit or restrict the amount of interest and other charges earned on loans closed or sold by the Company, or otherwise adversely affect its business or its prospects.

EMPLOYEES

         As of June 30, 1999, the Company had approximately 1,443 employees, substantially all of whom were full-time employees. Of these, approximately 85 were employed at the Company's Houston, Texas headquarters and the remainder were employed at the branch offices, including employees who are commission-based loan officers. None of the Company's employees is represented by a union. The Company considers its relations with its employees to be good.

PROPERTIES

         The Company's corporate and administrative headquarters are located in facilities in Houston, Texas. These facilities comprise approximately 10,000 square feet of space in a building owned by Mercantile Investment Corp. ("Mercantile") for a renewable one year term at an annual rate of $120,000, payable in equal monthly payments of $10,000. Mercantile is an affiliate of the Company. See "Related Transactions." The Company believes that its present facilities are adequate for its current level of operations.

         The Company owns a tract of land near its existing building in Houston, Texas. Currently, the tract is undeveloped and the Company intends to hold it for future expansion of its operations.

         Also, the Company subleases office space from the branch managers of each of its 381 branches. These subleases are all similar in form and all are on a month-to-month basis.

         The Company's corporate headquarters are located at 6110 Pinemont, Houston, Texas 77092 and its telephone number is (713) 353-0400.

                                LEGAL PROCEEDINGS

         The Company, through its subsidiary Allied, is involved from time to time in litigation incidental to its business. The Company is not aware of any pending or threatened claims against it that might materially adversely affect its operating or financial results.

         In addition to the legal actions incidental to its business, Allied and its President have both been involved in a lawsuit styled Corinthian Mortgage Corporation vs. Allied Mortgage Corporation, James C. Hodge and Renee LaBrot. Corinthian Mortgage Corporation ("Corinthian") filed a complaint against Allied, Jim Hodge and Renee LaBrot in the District Court of Johnson County, Kansas, Civil Court Department, Court 17. The complaint alleges breach of contract and violation of RESPA. In the breach of contract claim, Corithian alleges that Allied improperly solicited Corinthian's borrowers to refinance loans through Allied. Corinthian asserts that its contract prohibited solicitation of its borrowers. Corinthian is seeking damages in excess of $750,000 plus attorney's fees and court costs. In the RESPA claim, Corinthian alleges that Allied violated RESPA by agreeing to pay borrower's mortgage payments in exchange for the borrowers refinancing their loans through Allied. Corinthian seeks damages in the amount of three times the fees it paid to Allied for settlement services plus attorney's fees and court costs. Trial is not yet set for this case. Allied is vigorously defending against the allegations and intends to continue to participate in discovery and trial preparation to determine potential liability and defenses. Allied has attempted to settle the case, but in the event settlement is not reached, intends to contest the case vigorously. At this time, it is impractical to assess the likelihood of an unfavorable outcome or to assess Allied's potential liability because discovery is not complete. In the event that Corinthian is completely successful in proving the liability of Allied and all of the damages it pled in its lawsuit, it is possible that the outcome of that lawsuit would have a material effect on the financial position and results of operations of the Company. In the event Allied is found liable for any amount to Corinthian, it intends to seek indemnity from the allegedly responsible Allied employees.

         Allied is a party to a second action not incidental to its business styled Transamerica Mortgage Company v. Allied Mortgage Capital Corporation in the 55th Judicial District Court in Harris County. Transamerica sued Allied for breach of contract. Transamerica alleges that Allied must re-purchase two loans and seeks damages related to those loans in the amount of $139,000. No depositions have been taken. Allied intends to continue to participate in discovery and trial preparation to determine its potential liability and defenses. This case is not yet set for trial. Allied intends to contest this case vigorously. At this time, it is impractical to assess the likelihood of an unfavorable outcome or to assess Allied's potential liability because discovery is not complete.

         The Company is, from time to time, named in other lawsuits. The Company believes that it has meritorious defenses to these lawsuits and that resolution of these matters will not have a material adverse effect on the business or financial condition of the Company. In management's estimation, the Company has recorded adequate reserves in the financial statements for pending litigation. Except as described above regarding the Corinthian case, management, after reviewing all actions and proceedings pending against or involving the Allied, considers that the aggregate liability or loss, if any, resulting from the final outcome of these proceedings will not have a material effect on the financial position of the Company.

         In recent years, the mortgage banking industry has been subject to class action lawsuits which allege violations of federal and state laws and regulations, including the propriety of collecting and paying various fees and charges. Class action lawsuits may be filed in the future against the mortgage banking industry and in particular the Company and Allied.

                                   MANAGEMENT

         The Board of Directors of the Company currently consists of five members. The current members of the Board of Directors and the executive officers of the Company are:



                                                                                                Director        Term
Name                          Position(s) Held with the Company                     Age(1)       Since        Expires
----                          ---------------------------------                     ------      --------      -------

Jim C. Hodge                  Chairman, President, Chief Executive                   58           1999          2002
                              Officer and Director

Don Parker                    Director                                               43           1999          2002

David Klein                   Director                                               50           1999          2001

Don J. Strouse                Executive Vice President and Director                  37           1999          2001

Jamey J. Hodge(2)             Senior Vice President and Director                     39           1999          2000

-----------

(1)    As of July 31, 1999.

(2)    Jamey J. Hodge is the son of Jim C. Hodge.

         JIM C. HODGE, Chairman of the Board, President, Chief Executive Officer and Director of the Company, founded Allied in May 1991 and has served as its Chairman of the Board and Chief Executive Officer since its inception. In March 1999 Mr. Hodge was appointed President of Allied. From 1977 to 1991 Mr. Hodge was Chairman of the Board and President of Mercantile Mortgage Corporation, a mortgage servicing company. Prior to 1977 he was a Vice President for Fort Worth Mortgage Corporation, a mortgage loan origination company. He holds a B.B.A. from Texas Wesleyan College and a M.B.A. from Sam Houston State University. Mr. Hodge has over 29 years of experience in the mortgage business.

         DON PARKER is Vice President of Congress Financial Corporation, a wholly-owned subsidiary of First Union National Bank ("Congress"), which is the sixth largest commercial bank in the country. Congress is a commercial finance company providing working capital and fixed asset financing for middle market companies throughout the United States, Canada and the United Kingdom. Mr. Parker's primary responsibility is to source financing opportunities for Congress in the Southwest. Mr. Parker has been active in commercial banking since 1980 in the Houston area and started his career in residential mortgage lending in Houston in 1978 with First Continental Mortgage. Mr. Parker received a Bachelors degree in Business Administration with an emphasis in Finance from Texas Tech University in 1978.

         DAVID KLEIN is Manager/Member and 50% owner of A-K Texas Venture Capital, L.C., a commercial real estate management company. Mr. Klein holds a B.A. in Economics, B.S. in Accounting and M.S. in Accounting from Rice University. He is also a Licensed Real Estate Broker and a C.P.A.

         DON J. STROUSE is Executive Vice President and Director of the Company and Allied. Mr. Strouse has served as Sr. Vice President since October 1996 after having been a Branch Manager and State Manager since joining Allied in 1994. He holds a B.A. in Finance from Ohio State University.

         JAMEY J. HODGE, the son of Jim Hodge, served as President of Allied from 1991 to February 1999. Prior to 1991, he was a Loan Officer for Mercantile Mortgage Corporation. Mr. Hodge holds a B.B.A. from University of Texas in Arlington.

         Allied has one director on its Board of Directors, Mr. Jim C. Hodge.

ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS

         The Company's board of directors will be divided into three classes, and each director will serve for a staggered three-year term. The board will consist of one Class I director, two Class II directors and two Class III directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2000, 2001 and 2002, respectively.

         Each officer serves at the discretion of the board of directors.

BOARD COMMITTEES

         Audit Committee. As soon as practicable after the closing of the offering, the Company's board of directors will establish an audit committee which, among other things, will perform the following functions:

         - make recommendations to the Company's board of directors concerning the engagement of independent public accountants;

         - monitor and review the quality and activities of the Company's internal audit function and those of the Company's independent auditors; and

         - monitor the adequacy of the Company's operating and internal controls as reported by management and the independent or internal auditors.

         The initial members of the audit committee will be Directors David Klein and Don Parker.

         Compensation Committee. As soon as practicable after the closing of the offering, the Company's board of directors will establish a compensation committee which will, among other things, perform the following functions:

         - review salaries, benefits and other compensation of the Company's officers and other employees;

         - make recommendations to the Company's board of directors regarding salaries, benefits and other compensation; and

         -     administer the Company's employee benefit plans.

         The initial members of the compensation committee will be Directors David Klein, Don Parker and Jim Hodge.

DIRECTOR COMPENSATION

         The Company's directors are not currently compensated. Following the offering, each of the Company's directors will receive reimbursement for all travel and other expenses incurred in connection with attending each meeting of the board of directors or committee meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No interlocking relationship exists between the Company's board of directors or its planned compensation committee and any member of any other company's board of directors or the Company's compensation committee, nor has any interlocking relationship existed in the past.

INDEMNIFICATION

         The Certificate of Incorporation of the Company provides that a director or officer of the Company shall be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his or her conduct was unlawful.

         The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These provisions may have the effect of deterring stockholder derivative actions, since the Company may ultimately be responsible for expenses for both parties to the action. A similar effect would not be expected for third-party claims.

         In addition, the Certificate of Incorporation and Delaware law also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Company may obtain such insurance.

EXECUTIVE COMPENSATION

         AllQuest has not paid any compensation to its executive officers. Separate compensation will not be paid to the officers of AllQuest until such time as the officers of AllQuest devote significant time to separate management of Company affairs, which is not expected to occur until AllQuest becomes actively involved in additional significant business beyond that of Allied.

         The following table sets forth information concerning the compensation paid or granted to Allied's Chief Executive Officer in fiscal years ended June 30, 1999 and 1998. No other executive officer of Allied had an aggregate salary and bonus that exceeded $100,000 in fiscal 1999.


                           Summary Compensation Table

                                                                                          Long Term
                                                                                         Compensation
                                                  Annual Compensation                       Awards
                                      ---------------------------------------------      ------------  All Other
         Name and            Fiscal                                  Other Annual         Options/      Compen-
    Principal Position       Year(3)   Salary($)     Bonus($)      Compensation($)       SAR's(2)(#)  sation1(1)($)
    ------------------       ------    ---------     --------      ---------------       -----------  ------------

Jim C. Hodge,                 1999         $0           $0                $0                  --           $0
  President and Chief         1998                                                            --
  Executive Officer

(1) Taxable fringe benefits including value of personal use of the Company provided automobile.

(2) The term "SAR" refers to stock appreciation rights.

(3) For the fiscal years ended June 30, 1999 and 1998.

         Allied currently provides insurance benefits to its employees, including health and life insurance, subject to certain deductibles and copayments.

CERTAIN TRANSACTIONS

         The Company originates mortgage loans which are subsequently sold to Allied Mortgage Corporation ("AMC") at cost. AMC is owned by Jim C. Hodge who is Chairman of the Board and President of the Company, Kathy Hodge who is the spouse of Jim C. Hodge and is an Existing Stockholder and Jamey J. Hodge who is a director, Senior Vice President and Existing Stockholder of the Company. AMC purchased approximately 6.5% and 5.6% of the Company's total retail loan production for the fiscal years ended June 30, 1998 and 1999, respectively.

         In fiscal year 1999, AMC owed Allied an account payable of $310,000. In an effort to reconcile the account payable, AMC conveyed to Allied a tract of real estate near Allied's principal office, furniture and equipment all in the amount of $310,000. Additionally, the Company's majority stockholder contributed $335,000 in furniture and equipment to the Company in 1999 as an additional capital contribution.

         The Company paid a management fee to AMC for services provided. This fee totaled approximately $617,000 for the year ended June 30, 1998. The Company has not paid a management fee to AMC since December 31, 1997.

         The Company conducts its operations in premises leased from Mercantile Investments Corp., a company owned by Jim C. Hodge, President of the Company, under a lease expiring on May 31, 2000. Lease expense was approximately $98,000 and $32,000 for the years ended June 30, 1999 and 1998, respectively. The current rent for the premises is $10,000 per month.

         AMC is a co-borrower with the Company on the Company's $16 million residential warehouse line of credit. That line of credit is also guaranteed by Mr. Jim C. Hodge who is an officer, director and stockholder of both entities. Under the terms of the line of credit, the lender has agreed to make advances to either AMC or the Company provided that such advance is secured by residential mortgage loans. AMC and the Company have each made representations, warranties and covenants to the lender which are usual and customary for transactions of this nature. Since the Company and AMC are jointly and severally liable under the line of credit, a default by either AMC or the Company would subject the other party to the remedies provided in the loan agreement, including the potential foreclosure of loans held by the Company. In the event of default by AMC, both the Company and Mr. Hodge, as a guarantor, could be liable for any amounts outstanding.

         Allied follows a policy of granting loans to Allied's directors, officers and employees. The loans to executive officers and directors are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with Allied's underwriting guidelines. These loans do not involve more than the normal risk of collectibility or present other unfavorable features. There are no loans to any director or executive officer or their associates.


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



                            DESCRIPTION OF SECURITIES

COMPANY CAPITAL STOCK

         The 20 million shares of capital stock authorized by the Company's certificate of incorporation are divided into two classes, consisting of 15 million shares of Common Stock (par value $0.01 per share) and 5 million shares of serial preferred stock (par value $0.01 per share). The Company currently expects to issue between 1,000,000 and 1,400,000 shares of Common Stock in the offering and no shares of serial preferred stock. The aggregate par value of the issued shares will constitute the capital account of the Company on a consolidated basis. Upon payment of the Purchase Price, all shares issued in the offering will be duly authorized, fully paid and nonassessable. The balance of the purchase price of Common Stock, less expenses of the offering, will be reflected as paid-in capital on a consolidated basis. See "Capitalization."

         Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Company's Certificate of Incorporation and Bylaws Limitation on Voting Rights." If the Company issues preferred stock subsequent to the offering, holders of the preferred stock may also possess voting powers.

         Liquidation or Dissolution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If preferred stock is issued subsequent to the offering, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Company of the full purchase price therefor, each share of the Common Stock will be fully paid and nonassessable.

         Preferred Stock. After the offering, the Board of Directors of the Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights that such holders may have.


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



         Except as discussed above, the Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under a stock based employee plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described herein or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock.

         Restrictions on Acquisitions. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Company's certificate of incorporation and bylaws which may affect the ability of the Company's stockholders to participate in certain transactions relating to acquisitions of control of the Company.

         Dividends. The Company's Board of Directors may consider a policy of paying cash dividends on the Common Stock in the future. No decision has been made, however, as to the amount or timing of such dividends, if any. The declaration and payment of dividends are subject to, among other things, the Company's then current and projected consolidated operating results, financial condition, future growth plans and other factors the Board deems relevant. Therefore, no assurance can be given that any dividends will be declared.

         The ability of the Company to pay cash dividends to its stockholders will be dependent, in part, upon the ability of Allied to pay dividends to the Company.

         Delaware law generally limits dividends of the Company to an amount equal to the excess of its net assets over its paid-in capital or, if there is no such excess, to its net earnings for the current and immediately preceding fiscal year. In addition, as the Company does not anticipate, in the immediate future, engaging in activities other than (i) investing in cash, short-term securities and investment and mortgage-backed securities similar to those invested in by Allied and (ii) holding the stock of Allied.

TRANSFER AGENT AND WARRANT AGENT

         American Securities Transfer and Trust, Inc. has been appointed registrar and transfer agent for the Common Stock and the warrant agent for the warrants of Choice.


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



                    RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                      RELATED TAKEOVER DEFENSIVE PROVISIONS

         Although the Board of Directors of the Company is not aware of any effort that might be made to obtain control of the Company after the offering, the Board of Directors, as discussed below, believes that it is appropriate to include certain provisions as part of the Company's certificate of incorporation to protect the interests of the Company and its stockholders from takeovers which the Board of Directors of the Company might conclude are not in the best interests of the Company or the Company's stockholders.

         The following discussion is a general summary of material provisions of the Company's certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's certificate of incorporation and bylaws reference should be made in each case to the document in question, each of which is part of the Company's Registration Statement filed with the SEC. See "Additional Information."

PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

         Directors. Certain provisions of the Company's certificate of incorporation and bylaws will impede changes in majority control of the Board of Directors. The Company's certificate of incorporation provides that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a Board of five directors, it would take two annual elections to replace a majority of the Company's Board. The Company's certificate of incorporation also provides that the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board. The bylaws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

         Restrictions on Call of Special Meetings. The certificate of incorporation of the Company provides that a special meeting of stockholders may be called only pursuant to a resolution of the Board of Directors and for only such business as directed by the Board. Stockholders are not authorized to call a special meeting.


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



         Absence of Cumulative Voting. The Company's certificate of incorporation does not provide for cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The certificate of incorporation of the Company authorizes 5 million shares of serial preferred stock, $0.01 par value. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the Company and its stockholders.

         Limitation on Voting Rights. The certificate of incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock, which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit"), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. This limitation would not inhibit any person from soliciting (or voting) proxies from other beneficial owners for more than 10% of the Common Stock or from voting such proxies. Beneficial ownership is to be determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act, and in any event includes shares beneficially owned by any affiliate of such person, shares which such person or his affiliates (as defined in the certificate of incorporation) have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power but shall not include shares beneficially owned by directors, officers and employees of the Company. This provision will be enforced by the Board of Directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

         Procedures for Certain Business Combinations. The Company's certificate of incorporation requires that certain business combinations (including transactions initiated by management) between the Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of the Company, (ii) be approved by two-thirds of the continuing Board of Directors (i.e., persons serving prior to the 10% stockholder becoming such) or
(iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock.


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



         It should be noted that the Board and executive officers will hold more than 74% of the Common Stock of the Company even if the Maximum offering is sold. As a result, the Board and management may have considerable influence regarding the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Company's certificate of incorporation must be approved by the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Company believes that the provisions described above are prudent and will reduce the Company's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Company in the orderly deployment of the offering proceeds into productive assets during the initial period after the offering. The Board of Directors believes these provisions are in the best interest of the Company and its stockholders. In the judgment of the Board of Directors, the Company's Board will be in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. The Board of Directors believes that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

         Attempts to take over mortgage companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.


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



         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

         Despite the belief of the Company as to the benefits to stockholders of these provisions of the Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the charter in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Board of Directors of the Company, however, has concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the offering, the Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Company does not presently intend to propose the adoption of further restrictions on the acquisition of the Company's equity securities.

DELAWARE ANTI-TAKEOVER STATUTE

         The Delaware General Corporation Law (the "DGCL") provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). These provisions of the DGCL will not apply during any period that the Company has less than 2,000 stockholders and does not have voting stock listed on a national exchange or listed for quotation with a registered national securities association.

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



                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon consummation of the maximum offering, the Company will have 5,400,000 shares of Common Stock outstanding. Of these shares, 1,400,000 will be freely tradeable without restriction or registration under the Securities Act, unless held by affiliates of the Company. All of the remaining 4,000,000 shares will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act and may only be sold in the public market if such shares are registered under the Securities Act or sold in accordance with Rule 144 promulgated thereunder.

         In general, under Rule 144 a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned his shares for one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the outstanding shares of the Company's Common Stock (approximately 54,000 shares) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is deemed not to be an "affiliate" or a recent "affiliate" of the Company and who has beneficially owned his shares for at least two years, may sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information provisions referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Act, unless thereafter held by an "affiliate" of the Company.

         Of the 4,000,000 restricted shares currently outstanding, a total of 3,960,000 shares are held by Kathy Hodge, spouse to the President Jim Hodge, and 40,000 shares are held by Jamey J. Hodge, son to President Hodge. The 40,000 restricted shares held by Jamey Hodge were acquired from the Company (or its predecessors) more than two years prior to the date of this Prospectus and are therefore eligible for sale under Rule 144(k) without volume limitation commencing 90 days after the completion of this offering. The remaining 3,960,000 restricted shares held by Kathy Hodge were acquired from the Company (or its predecessors) more than one year ago and are therefore eligible for sale under Rule 144(e)(1) subject to certain volume restrictions commencing 90 days from the completion of this offering. Additionally, up to 140,000 shares of the Company's common stock will be reserved for issuance under the warrants to be granted to the Underwriter.

         Future sales of substantial amounts of Common Stock in the public market, or the availability of such shares for future sale, could impair the Company's ability to raise capital through an offering of securities and may adversely affect the then-prevailing market prices for the Company's stock.



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                              PLAN OF DISTRIBUTION

OFFERING OF COMMON STOCK

         Up to 1,400,000 shares of the Company's Common Stock will be offered for sale, subject to certain restrictions described below, through a Subscription Offering to employees, officers and directors of AllQuest and Allied and then in a Public Offering to the general public. The price at which the shares are sold in the Subscription Offering will be the same as the price in the Public Offering.

         Employees, officers and directors of AllQuest and Allied have been granted non-transferable Subscription Rights until 4:00 p.m., Austin, Texas time, on November ___, 1999 (the "Subscription Expiration Date") to purchase Common Stock of the Company. These Subscription Rights will give such employees, officers and directors a preference over subscribers in the Public Offering to purchase the Common Stock.

         The Public Offering will expire at 4:00 p.m., Austin, Texas time, on November ___, 1999 (the "Public Offering Expiration Date") unless extended by the Company. The offering may be extended by the Company until March 15, 2000. If the Public Offering is extended beyond November ___, 1999, all subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. In the event of such an extension, all subscribers will be notified in writing of the time period within which the subscriber must notify the Company of his intention to maintain, modify or rescind his subscription. In the event the subscriber does not respond in any manner to the Company's notice, the funds will be refunded to the subscriber with interest and/or the subscriber's withdrawal authorizations will be terminated. The Company may terminate or withdraw the offering prior to the Subscription Expiration Date or the Public Offering Expiration Date. AllQuest reserves the right to withdraw the offer of Common Stock and close the offering prior to November ___, 1999 upon the sale of at least 1,000,000 shares. In the event that the offering is not effected, all funds submitted and not previously refunded pursuant to the offering will be promptly refunded to subscribers with interest, and all withdrawal authorizations will be terminated. In the event of an oversubscription, the shares of Common Stock will be allocated first pro rata among the subscribers in the Subscription Offering and, if any shares remain thereafter, on a pro rata basis among the subscribers in the Public Offering, in each case based on the amount of their respective subscriptions. The opportunity to subscribe for shares of Common Stock in the Subscription Offering and the Public Offering is subject to the right of the Company, in its sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Public Offering Expiration Date.

         The minimum purchase is 100 shares. Pursuant to the terms of this offering, no person (which includes a natural person, company or other entity) or group of persons acting together for the purpose of acquiring, holding or disposing of the shares, may purchase more than $500,000 of the shares being offered hereby (i.e., 83,333 shares) if such person would be deemed the

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



beneficial owner of such shares within the meaning of Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934.

         Choice, as underwriter of the offering, will be available to answer questions about the offering and may also hold informational meetings with interested persons where licensed executive officers and directors of the Company may participate. Such officers and directors will not be permitted to make statements about the Company unless such information is also set forth in the Prospectus, nor will they render investment advice. All purchasers of the shares offered hereby will be instructed to send payment directly to the Company, where such funds will be delivered to a special escrow account with Compass Bank, N.A. ("Compass") and not released until the minimum shares are sold or the offering is terminated.

         Depending upon market and financial conditions, the Board of Directors of the Company, without approval of the subscribers, may increase or decrease any of the above purchase limitations at any time. Factors the Company may consider in increasing or decreasing the purchase limitations include, among other things, (i) changes in market conditions, (ii) an oversubscription of shares or (iii) the failure to sell a minimum number of shares. Subscribers will be notified by mail in the event of an increase in the purchase limitations. In the event of a decrease in the purchase limitations, subscribers will be notified, to the extent their orders are affected at the time they receive final confirmation of their orders.

         Common Stock purchased in the offering will be freely transferable except as described below. In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with this offering and to certain reporting requirements upon purchase of such securities.

         The Company stock received in the offering by persons who are not "affiliates" of the Company may be resold without registration. Shares received by affiliates of the Company (primarily the directors, officers and principal stockholders of the Company) will be subject to the resale restrictions of Rule 144 under the Act, which are discussed below. Rule 144 generally requires that there be publicly available certain information concerning the Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares that does not exceed the greater of (i) 1% of the number of outstanding shares of the Company stock or, (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, the average weekly reported volume of trading during the four weeks preceding the sale.

         The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Choice and the Board desires to offer the Common Stock.


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



MARKETING AND UNDERWRITING ARRANGEMENTS

         The Company has retained Choice, which is a broker-dealer registered with the SEC and a member of the NASD, to consult with and advise the Company and to assist in the distribution of shares in the offering on a best efforts basis. Choice will have no obligation to take or purchase any Common Stock. Choice will assist the Company in the offering as follows: (1) in conducting informational meetings for subscribers and other potential purchasers; (2) in keeping records of all stock subscriptions; (3) in organizing and staffing with Choice agents the Stock Sales Center; and (4) in training and educating the Company's employees regarding the mechanics and regulatory requirements of the offering process. For its services, Choice will receive a financial advisory fee of $25,000 and a sales fee equal to 6.0% of the aggregate Purchase Price of the Common Stock sold in the offering. Depending upon market conditions, the shares of Common Stock may be offered for sale in the Public Offering on a best efforts basis by a selling group of selected broker dealers agreed upon by Choice and the Company. In addition, the Company will reimburse Choice for all reasonable out-of-pocket expenses (including expenses related to attorneys' fees and expenses) not to exceed $35,000.

         Choice was formed in 1983 as a registered securities broker-dealer. Since that time, Choice has served its customers as broker-dealers but has not acted as an underwriter in any public offerings. Although Choice's principals have extensive experience in the securities industry, there can be no assurance that Choice's limited operating history will not have an adverse effect on the offering or the market for the Company's securities.

         The Company has agreed to indemnify Choice against certain liabilities, including liabilities under the Securities Act, and to contribute to payments Choice may be required to make in respect thereof. It is the opinion of the Securities and Exchange Commission that such indemnification is contrary to public policy and unenforceable.

         The Company has also agreed to sell to Choice warrants to purchase up to 140,000 shares of Common Stock at a price of $0.01 per warrant. Choice's warrants will be exercisable for a period of four years, commencing on the first anniversary of the date of the Prospectus, at a per share exercise price equal to $7.20 per share. Choice's warrants are not redeemable by the Company under any circumstances. Neither Choice's warrants nor the shares of Common Stock issuable upon exercise thereof may be transferred, assigned or hypothecated until one year from the date of issuance of Choice's warrants, except they may be assigned, in whole or in part, to any successor or employee of Choice. Choice's warrants will contain provisions for appropriate adjustment of the exercise price and number of shares which may be purchased upon exercise upon the occurrence of certain events, such as mergers or reorganizations. The holders of Choice's warrants shall have no voting, dividend or other rights as stockholders of the Company unless and until the exercise of such warrants.



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



         The foregoing does not purport to be complete statements of the terms and conditions of the Agency Agreement and related documents, copies of which are on file at the offices of Choice, the Company and the Securities and Exchange Commission, forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

         In addition, directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock. Other employees of the Company may participate in the offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in the Prospectus or other offering document. Other questions of prospective purchasers will be directed to registered representatives of Choice. Company employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Sales of Common Stock will be made from the Stock Sales Center. Until final approval of the appropriate Texas dealer registrations are obtained, officers, directors and employees of the Company will not be allowed to participate in the sale of the Common Stock. Assuming such registrations are received, the Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock under federal law. No officer, director or employee of the Company will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

         Prior to this offering, there has been no public market for the Company's Common Stock and therefore no public market price. The public offering price of $6.00 for the Common Stock has been determined by negotiation between the Company and Choice. Among the factors considered in determining the public offering price were the earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general and the price-earning ratios, price-book value ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The Company and Choice also considered the Company's desire to (i) conduct the offering in a manner to achieve the widest distribution of the Common Stock,
(ii) promote liquidity in the Common Stock subsequent to the offering and (iii) comply with the minimum price per share requirement of the NASDAQ Stock Market System.

METHOD OF PAYMENT FOR SUBSCRIPTIONS

         Subscribers must, before the appropriate expiration date (or such extensions thereof), return an original stock order form to the Company, properly completed, together with cash, checks or money orders in an amount equal to the Purchase Price ($6.00 per share) multiplied by the number of shares for which subscription is made. Subscriptions which are returned by mail must be received by the Company by the appropriate expiration date. All funds will be placed in an Escrow Account with Compass and will earn interest from the date of receipt until completion or termination of the offering. Compass may invest the escrow funds in short-term Government securities or money market investments. Stock subscriptions received by the Company may not be modified, withdrawn or canceled by the subscriber without the consent of the Company and, if accepted by the Company, are final unless the offering is extended as described above. Subscriptions which are not received by the appropriate expiration date or are not in compliance with the stock order form instructions may be deemed void by the Company. The Company has the right to extend the Public Offering Expiration Date or to waive or permit correction of incomplete or improperly executed stock order forms, but does not represent that it will do so. If a minimum of 1,000,000 shares of the Common Stock have not been sold by the termination of this offering, all funds received from subscribers will be promptly refunded, with interest.

         In addition to the foregoing, if a selected dealer arrangement is utilized, as described above, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If a stock order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the stock order form on behalf of a purchaser, the selected dealer is required to promptly forward the stock order form and funds to the Company for deposit in the Escrow Account on or before noon, Austin, Texas time on the business day following receipt of the stock order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute stock order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. With the exception of "non-customer carrying broker-dealers," the selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the fifth business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon, Austin, Texas time, on the next business day following the debit date will promptly send stock order forms and funds to the Company for deposit in the Escrow Account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date. In the case of a non-customer carrying broker-dealer, checks will be made payable to the Company and promptly transmitted to the Company by the broker-dealer by noon of the day after receipt of the check.

RISK OF DELAYED OFFERING

         In the event that all shares of the Common Stock are not sold in the offering, the Company may extend the offering until March 15, 2000. Until the termination of the offering, the subscription funds will be invested by Compass as Escrow Agent in short-term U.S. Government securities and money market investments. The actual rate of interest on these investments is not known because they fluctuate as often as daily. The interest that such subscription funds may earn, while in escrow, may be lower than those otherwise available to subscribers.

         A material delay in the completion of the sale of all unsubscribed shares in the offering may result in a significant increase in the costs in completing the offering. Significant changes in the Company's operations and financial condition, the aggregate market value of the Common Stock to be issued in the offering and general market conditions may occur during such material delay. In the event the offering is not consummated before March 15, 2000, the Company would charge accrued offering costs to then current period operations.

                             PRINCIPAL STOCKHOLDERS

         After the Exchange, the Company will have two record holders of Common Stock. There will be 4,000,000 shares of its Common Stock issued and outstanding as of that date. The following table lists the beneficial ownership of (i) each director and executive officer of the Company owning any shares of Common Stock,
(ii) the directors and officers of the Company as a group and (iii) each person known to own at least 5% of any class of its securities outstanding. The table assumes that no officer or director of the Company will acquire any of the shares of the offering.


                                                                              Number of                       Percent
                                                                                Common        Percent        of Total
                                                                                Shares        of Total         After
                                                                             Beneficially     Before          Maximum
Name and Address                     Relationship with the Company              Owned         Offering       Offering
----------------                     -----------------------------           ------------     --------       --------


Kathy Hodge                                                                   3,960,000           99%          73.3%
6110 Pinemont
Houston, Texas   77092
Jamey J. Hodge                                                                   40,000            1%          0.74%
3100 West Arkansas, Suite 105
Arlington, Texas   76091
All Directors and Officers as a                                               4,000,000          100%         74.04%
Group (5 persons) including
those named above

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by the firm of Selman & Munson, P.C., 111 Congress Avenue, Austin, Texas 78701. Certain legal matters regarding the offering will be passed upon for Choice by Jack W. Ledbetter & Associates, P.C., 3563 Far West Boulevard, Suite 107, Austin, Texas 78731.

                                     EXPERTS

         The financial statements of Allied included in this Prospectus have been audited by KPMG LLP, independent certified public accountants, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

         The historical financial statements of Allied Mortgage Capital Corporation are included herein as listed below:


                                                                                                       PAGE(S)
                                                                                                       -------

INDEPENDENT AUDITORS' REPORT                                                                              F-1

FINANCIAL STATEMENTS

         Balance Sheets; June 30, 1999 and 1998                                                           F-2

         Statements of Operations; Years ended June 30, 1999 and 1998                                     F-3

         Statements of Stockholders' Equity; Years ended June 30, 1999 and 1998                           F-4

         Statements of Cash Flows; Years ended June 30, 1999 and 1998                                     F-5

         Notes to Financial Statements; June 30, 1999 and 1998                                            F-6

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Allied Mortgage Capital Corporation:



We have audited the accompanying balance sheets of Allied Mortgage Capital Corporation (the Company) as of June 30, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allied Mortgage Capital Corporation as of June 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




August 13, 1999

                       ALLIED MORTGAGE CAPITAL CORPORATION

                                 Balance Sheets

                             June 30, 1999 and 1998


                                   ASSETS                      1999          1998
                                                           -----------   -----------
Cash                                                       $ 1,657,031     1,472,314

Mortgage loans held for sale (notes 5 and 8)                16,944,667    17,890,764

Mortgage loans held for investment,
    net of allowance for credit losses of $5,500 in 1999       366,507            --

Real estate held for sale                                      203,315        73,051

Accounts receivable (note 6)                                 1,319,213       780,875

Furniture and equipment, net (note 7)                          484,767        14,751

Other assets                                                   193,702        24,000
                                                           -----------   -----------
                                                           $21,169,202    20,255,755
                                                           ===========   ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Notes payable (note 8)                                 $16,603,486    16,980,499
    Accounts payable - affiliate (note 3)                       52,879            --
    Accounts payable and other accrued expenses              4,169,101     3,081,417
                                                           -----------   -----------
                  Total liabilities                         20,825,466    20,061,916
                                                           -----------   -----------

Stockholders' equity (note 1):
    Common stock, $10 par value. 100 shares
       authorized, issued and outstanding in
       1999 and 1998                                             1,000         1,000
    Additional paid-in capital                                 333,243       179,258
    Retained earnings                                            9,493        13,581
                                                           -----------   -----------

                  Total stockholders' equity                   343,736       193,839

Commitments and contingencies (notes 4 and 9)
                                                           -----------   -----------
                                                           $21,169,202    20,255,755
                                                           ===========   ===========

See accompanying notes to financial statements.

                       ALLIED MORTGAGE CAPITAL CORPORATION

                            Statements of Operations

                       Years ended June 30, 1999 and 1998


                                                                                  1999         1998
                                                                               ----------   ----------
Income - gain on sales of loans                                                $6,069,908    3,271,341
                                                                               ----------   ----------

Expenses:
    Personnel                                                                   2,218,458      689,594
    General and administrative                                                  2,139,484      846,606
    Office supplies                                                               748,919      252,029
    Other                                                                         489,366      204,850
    Occupancy (note 4)                                                            255,329       94,912
    Data processing                                                               155,516       45,671
    Warehouse interest expense, net of warehouse interest
       income of approximately $1,052,000 in 1999
       and $863,000 in 1998                                                        53,343       81,318
    Management fees (note 3)                                                           --      616,684
                                                                               ----------   ----------

            Total expenses                                                      6,060,415    2,831,664
                                                                               ----------   ----------

            Net income (note 2)                                                $    9,493      439,677
                                                                               ==========   ==========

    Pro forma basic and diluted net income per share (note 2)                  $       --         0.07
                                                                               ==========   ==========

Reconciliation of weighted average shares used in pro forma income per share calculation (note 2):
       Outstanding shares assuming exchange of Allied
         Mortgage Capital Corporation shares                                    4,000,000    4,000,000
       Shares assumed issued for distribution from offering                         7,667        7,667
                                                                               ----------   ----------

       Weighted average shares                                                  4,007,667    4,007,667
                                                                               ==========   ==========

See accompanying notes to financial statements.

                       ALLIED MORTGAGE CAPITAL CORPORATION

                       Statements of Stockholders' Equity

                       Years ended June 30, 1999 and 1998


                                                                           RETAINED
                                                        ADDITIONAL         EARNINGS
                                         COMMON          PAID-IN         (ACCUMULATED
                                         STOCK           CAPITAL            DEFICIT)        TOTAL
                                        --------        ----------       ------------      --------
Balance at June 30, 1997                $  2,020          311,517          (46,529)         267,008

Return of capital to stockholder          (1,020)        (132,259)              --         (133,279)

Dividend to stockholder                       --               --         (379,567)        (379,567)

Net income for 1998                           --               --          439,677          439,677
                                        --------         --------         --------         --------

Balance at June 30, 1998                   1,000          179,258           13,581          193,839

Capital contribution                          --          335,404               --          335,404

Return of capital to stockholder              --         (181,419)              --         (181,419)

Dividend to stockholder                       --               --          (13,581)         (13,581)

Net income for 1999                           --               --            9,493            9,493
                                        --------         --------         --------         --------

Balance at June 30, 1999                $  1,000          333,243            9,493          343,736
                                        ========         ========         ========         ========

See accompanying notes to financial statements.

                       ALLIED MORTGAGE CAPITAL CORPORATION

                            Statements of Cash Flows

                       Years ended June 30, 1999 and 1998


                                                                               1999           1998
                                                                            -----------    -----------
Cash flows from operating activities:
    Net income                                                              $     9,493        439,677
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
          Depreciation expense                                                   10,377             --
          Provision for credit losses                                             5,500             --
          Gain on sales of real estate held for sale                             (5,798)            --
          Changes in operating assets and liabilities:
             Decrease (increase) in mortgage loans held for sale, net           946,097    (14,275,739)
             Increase in accounts receivable                                   (848,165)      (449,057)
             Increase in other assets                                          (169,702)       (88,345)
             Increase in accounts payable and other accrued expenses          1,087,684      2,223,702
                                                                            -----------    -----------

                Net cash provided by (used in) operating activities           1,035,486    (12,149,762)
                                                                            -----------    -----------

Cash flows from investing activities:
    Purchases of real estate held for sale                                           --        (47,263)
    Capitalized additions to real estate held for sale                           (5,025)       (25,788)
    Proceeds from sales of real estate held for sale                             45,397             --
    Increase in furniture and equipment, net                                         --        (14,751)
    Increase in mortgage loans held for investment                             (372,007)            --
                                                                            -----------    -----------

                Net cash used in investing activities                          (331,635)       (87,802)
                                                                            -----------    -----------

Cash flows from financing activities:
    Increase in accounts payable - affiliate                                     52,879             --
    Net (decrease) increase in notes payable                                   (377,013)    13,486,281
    Return of capital to stockholder                                           (181,419)      (133,279)
    Cash dividend to stockholder                                                (13,581)      (379,567)
                                                                            -----------    -----------

                Net cash (used in) provided by financing activities            (519,134)    12,973,435
                                                                            -----------    -----------

                Increase in cash                                                184,717        735,871

Cash at beginning of year                                                     1,472,314        736,443
                                                                            -----------    -----------

Cash at end of year                                                         $ 1,657,031      1,472,314
                                                                            ===========    ===========

Supplemental disclosure of cash information - cash paid
    for interest                                                            $ 1,136,954        850,375
                                                                            ===========    ===========

Supplemental disclosure of noncash investing and financing activities:
       Furniture and equipment contributed by affiliate in
          satisfaction of accounts receivable - affiliate (note 7)          $   144,989             --
       Real estate held for sale contributed by affiliate in satisfaction
          of accounts receivable - affiliate (note 2)                           164,838             --
       Capital contribution of furniture and equipment
          by majority stockholder (note 7)                                      335,404             --
                                                                            ===========    ===========

See accompanying notes to financial statements.

                       ALLIED MORTGAGE CAPITAL CORPORATION

                          Notes to Financial Statements

                             June 30, 1999 and 1998

(1)    ORGANIZATION AND PROPOSED INITIAL PUBLIC OFFERING

       ORGANIZATION

       Allied Mortgage Capital Corporation (the Company) was incorporated on May 31, 1991 under the laws of the State of Texas. The Company is a retail mortgage banking company engaged in the business of originating, selling and brokering mortgage loans. As of June 30, 1999, the Company operates out of 405 branches in 49 states. Beginning in 1997, the Company also began funding and closing mortgage loans. The Company maintains net worth at or above minimum requirements for the U.S. Department of Housing and Urban Development. Should the Company's net worth fall below these requirements, the Company is dependent upon its stockholders for capital infusions to meet these requirements. The Company's stockholders contributed additional capital to the Company during 1999 (see notes 7 and 8).

       PROPOSED INITIAL PUBLIC OFFERING

       Subsequent to June 30, 1999, the stockholders of the Company approved a plan in which the shares of the Company would be exchanged for shares of a newly formed holding company, which would then pursue a public offering of its common stock. The Company's stockholders would receive 4,000,000 shares of holding company stock for the Company's stock and the holding company would register 1,400,000 shares for sale to the public at an offering price of $6. Commensurate with the offering, the Company would convert from a Subchapter S corporation for Federal income tax purposes to a Subchapter C corporation. A distribution of $46,000 would be paid to the Company's stockholders from the proceeds of the offering for payment of Federal income tax liabilities of the Subchapter S corporation. There can be no assurance that the public offering will be completed or that, if completed, it will be completed upon the proposed terms.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       ACCOUNTING POLICIES

       The financial statements were prepared on the accrual basis in conformity with generally accepted accounting principles.

       FEDERAL AND STATE INCOME TAXES

       The stockholders have elected under provisions of the Internal Revenue Code to treat the Company as an S Corporation. As such, the stockholders are required to report their share of the Company's earnings on their individual returns. Accordingly, no federal income tax provision is required by the Company (see note 1).

       On August 13, 1991, the State of Texas passed legislation providing for the imposition of an earned surplus tax. The tax is assessed against adjusted federal taxable income, allocated to Texas, at a rate of 4.5%. This tax is considered an income tax to the extent the tax computed exceeds the franchise tax.

                                                                     (Continued)

                       ALLIED MORTGAGE CAPITAL CORPORATION

                          Notes to Financial Statements

                             June 30, 1999 and 1998

       PRO FORMA NET INCOME PER SHARE

       Pro forma basic and diluted net income per share assumes the Company is converted from a Subchapter S corporation to a Subchapter C corporation for Federal income tax purposes commensurate with the proposed initial public offering (see note 1). Distributions from proceeds of the proposed initial public offering to existing owners are assumed to be $46,000, which converts to 7,667 shares at the initial offering price. Federal income taxes are assumed at the statutory rates in effect for the years presented. Temporary differences as a result of accelerated depreciation for tax purposes are immaterial.

       Pro forma net income per share used in pro forma net income per share calculation:

                                                1999       1998
                                              --------   --------
       Net income                             $  9,493    439,667
       Federal income tax at statutory rate         --   (149,487)
                                              --------   --------

       Pro forma net income                   $  9,493    290,180
                                              ========   ========

       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       MORTGAGE LOANS HELD FOR SALE

       Mortgage loans held for sale to investors are valued on an aggregate loan basis at the lower of cost or market value as determined by outstanding commitments from investors or current market yield requirements. Differences between the carrying amount of mortgage loans held for sale to investors and amounts received upon sale of such loans are credited or charged to income when the transaction is consummated.

       MORTGAGE LOANS HELD FOR INVESTMENT

       Mortgage loans held for investment are transferred to the investment category at the lower of cost or market on the date of transfer. These loans consist principally of loans originated by the Company which do not meet investor purchase criteria and second-lien loans.

       ALLOWANCE FOR CREDIT LOSSES

       An allowance for credit losses is maintained to absorb future losses inherent in the loan portfolio based on management's judgment. Factors considered in determining the level of the allowance include: lending policies, adequacy of collateral, historical loss experience, the status and amount of non-performing and past-due loans, specific known risks and current, as well as, anticipated specific and general economic factors that may affect certain borrowers. Credit losses are charged against the allowance; recoveries are added to the allowance.

                                                                     (Continued)

                       ALLIED MORTGAGE CAPITAL CORPORATION

                          Notes to Financial Statements

                             June 30, 1999 and 1998

       REAL ESTATE HELD FOR SALE

       Real estate held for sale is recorded at its initial acquisition cost. Thereafter, it is carried at the lower of cost or net realizable value. Net realizable value is computed at the estimated selling price in the normal course of business less estimated costs of holding and disposal.

       During 1999, an affiliate of the Company exchanged $164,838 of land to the Company in satisfaction of accounts receivable-affiliate. The land was transferred to and recorded by the Company as real estate held for sale at the majority stockholder's cost.

       INCOME RECOGNITION

       Sales of loans are recognized when loans are delivered to the investor. Gain or loss is recognized to the extent that the sales price exceeds or is less than the book value (net of unearned discount or premium at date of sale) of the loans.

       Interest income on nondiscounted loans and interest expense are accrued based on principal outstanding. Interest income on discounted loans is recognized based on a method that approximates a level yield. Discounts from origination of mortgage loans held for sale are deferred and recognized as adjustments to gain or loss on sale.

       LOAN ORIGINATION FEES AND COSTS

       Loan origination fees and direct origination costs are deferred and recognized as gain or loss on sale of loans when the loans are sold. The difference in recognizing fees and costs in this manner and the manner required by FASB's Statement 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, which generally requires the deferral of net origination fees and direct costs and subsequent amortization, is not material.

       FURNITURE AND EQUIPMENT

       Furniture and equipment are recorded at cost less accumulated depreciation (note 7).

       Depreciation is provided on the double declining basis over the estimated useful lives of the respective assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to operations as incurred; however, significant refurbishments or improvements, which extend the life or usefulness of an asset, are capitalized.

       The Company periodically reviews the carrying value of its furniture and equipment for possible impairment. When applicable, the book amounts are reduced to estimated fair values.

       RECLASSIFICATIONS

       Certain amounts in the 1998 financial statements have been reclassified to conform to the 1999 presentation with no effect on the results of operations.

                                                                     (Continued)

                       ALLIED MORTGAGE CAPITAL CORPORATION

                          Notes to Financial Statements

                             June 30, 1999 and 1998

(3)    AFFILIATE RELATIONSHIPS

       The Company periodically originates mortgage loans which are subsequently sold to Allied Mortgage Corporation (AMC), an affiliated company, at cost.

       As discussed in note 4, the Company leases premises from an affiliate.

       In the normal course of business the Company and its affiliates pay certain expenses for each other, which are subsequently reimbursed.

       At the discretion of the Company's management, the Company paid a management fee to AMC for services provided. This fee totaled $616,684 for the year ended June 30, 1998. The Company discontinued the management fee during the year ended June 30, 1998.

(4)    COMMITMENTS AND CONTINGENCIES

       LEASES

       The Company conducts its operations in premises leased from an affiliate under a lease expiring on May 31, 2000. Lease expense was approximately $98,000 and $32,000 for the years ended June 30, 1999 and 1998, respectively.

       The Company incurred a penalty fee of approximately $26,000, that was paid during the year ended June 30, 1999 for canceling its previous premises lease prior to its expiration.

       LITIGATION

       The Company, its affiliate, Allied Mortgage Corporation, its president and director, and a branch manager are defendants in a lawsuit alleging breach of contract and violations of the Real Estate Settlement Procedures Act. The plaintiff seeks actual and punitive monetary damages. Because discovery is not complete in the case, it is impossible to predict its ultimate outcome. If the case is found in favor of the plaintiff, it is possible that the lawsuit would have a material adverse affect on the financial position and the results of operations of the Company. Management intends to vigorously defend against the litigation and in the event of adverse outcome, pursue others for indemnification.

       In the normal course of business, the Company is subject to various other legal proceedings and claims, the resolution of which, in management's opinion, will not have a material adverse effect on the financial position or the results of operations of the Company.

       LOAN COMMITMENTS

       Other than obtaining firm "best efforts" commitments to sell loans to investors, the Company does not hedge its mortgage loan pipeline.

                                                                     (Continued)

                       ALLIED MORTGAGE CAPITAL CORPORATION

                          Notes to Financial Statements

                             June 30, 1999 and 1998

       REGULATORY MATTERS

       During 1999, the Company violated certain requirements of the U.S. Department of Housing and Urban Development (HUD) with respect to performance of quality control procedures on loans originated with FHA or VA guarantees. HUD could impose sanctions, fines or force the Company to repurchase loans as a result of such violations. Management has implemented controls to prevent future violations. Although there has been no indication of action from HUD, management believes that any such action would not have a material adverse effect on the financial position or results of operations of the Company.

(5)    MORTGAGE LOANS HELD FOR SALE

       The Company had outstanding mortgage loans held for sale at June 30, 1999 and 1998 as follows:

                                                      1999          1998
                                                   -----------   -----------
       First mortgage; single family residential   $16,841,748    17,631,372
       Unearned premiums                               102,919       259,392
                                                   -----------   -----------

                                                   $16,944,667    17,890,764
                                                   ===========   ===========

       The Company's loan portfolio is highly diversified with regard to individual borrowers and types of business and its primary market area is not significantly dependent on one employer or industry. The Company does not expect any significant or prolonged difficulties that could affect net income or cash flow.

(6)    ACCOUNTS RECEIVABLE

       Accounts receivable at June 30, 1999 and 1998, consist of the following:

                                       1999         1998
                                    ----------   ----------
               Broker fees          $  901,411      679,338
               Investors               172,022       39,148
               Stockholder              52,502           --
               Employees                48,044       49,165
               Branches                 46,101           --
               Affiliate (note 3)        2,638       13,224
               Other                    96,495           --
                                    ----------   ----------
                                    $1,319,213      780,875
                                    ==========   ==========

                                                                     (Continued)

                       ALLIED MORTGAGE CAPITAL CORPORATION

                          Notes to Financial Statements

                             June 30, 1999 and 1998

(7)    FURNITURE AND EQUIPMENT

       Furniture and equipment consists of the following at June 30, 1999 and 1998:

                                             USEFUL LIFE          1999            1998
                                             -----------        --------        --------
          Furniture and fixtures                7 years         $ 12,607           8,726
          Machinery and equipment               5 years          482,537           6,025
                                                                --------        --------
                                                                 495,144          14,751
          Less accumulated depreciation                          (10,377)             --
                                                                --------        --------
                                                                $484,767          14,751
                                                                ========        ========

       During 1999, an affiliate exchanged $144,989 of furniture and equipment in satisfaction of accounts receivable-affiliate to the Company. In 1999, the Company's stockholders contributed $335,404 in furniture and equipment as a capital contribution to the Company. These assets were transferred to and recorded by the Company at the affiliate's and majority stockholder's depreciated historical cost.

(8)    NOTES PAYABLE

       Notes payable at June 30, 1999 and 1998 consists of the following:

                                                                              1999              1998
                                                                          ------------      ----------
         Residential warehouse line of credit totaling $23,000,000, secured by mortgage loans held for sale, due May 31,
             2000, required interest at LIBOR plus 2.5% on prime
             mortgage loans and LIBOR  plus 3% on subprime mortgage
             loans held for sale                                          $ 16,603,486      16,980,499
                                                                          ============      ==========

       The Company is a co-borrower with AMC on the warehouse line of credit. The line is personally guaranteed by Jim C. Hodge, president and director of the Company.

       The Company's warehouse financing facility requires the Company to comply with various operating and financial covenants. Two of these covenants require the Company to maintain a minimum net worth and a maximum debt leverage ratio. In fiscal 1999, the Company made distributions to its stockholders in an amount that caused its net worth to fall under the minimum net worth requirement and also resulted in the Company failing to comply with the maximum debt leverage ratio for June 30, 1999 and subsequent months. Subsequent to June 30, 1999 the financial institution that provides the warehouse financing facility granted the Company forbearance on such covenant violations, but also reduced the warehouse financing facility from a maximum of $23 million to $16 million and required the Company to meet the net worth requirements by November 30, 1999 and maintain a maximum debt to equity ratio of 20 to 1. The completion of the proposed initial public offering (see note 1) will provide the Company with sufficient capital to meet the net worth requirements of the warehouse financing facility lender. If this offering is not completed by November 30, 1999, and the net worth requirement has not been met, the Company will seek to raise the necessary capital through other means including the sale of stock to the existing stockholders.

                                                                     (Continued)

                       ALLIED MORTGAGE CAPITAL CORPORATION

                          Notes to Financial Statements

                             June 30, 1999 and 1998

(9)    YEAR 2000 (UNAUDITED)

       As with all financial service businesses, the Company's operations depend almost entirely on computer systems.

       Some computer systems and software products only accept two digits to identify the year in any date. Thus, the Year 2000 will appear as "00", which the system might consider to be the Year 1900 rather than the Year 2000. This could result in system failures, delays or miscalculation. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

       The Company believes that each of its software systems, at the corporate office, are currently Year 2000 compliant on a stand-alone basis. The branch offices are in the process of obtaining third- party certification of the Year 2000 compliance of all software and hardware at those locations. The Company anticipates that it will complete this process by November 30, 1999. The Company has internally developed a variety of software programs that run its website, including Allied Web Wizard. Although such software was designed to be Year 2000 compliant, the Company has not completed the Year 2000 testing of the software. The Company anticipates that it will complete this testing by October 31, 1999. The Company also uses multiple software systems and products developed by third-party vendors, including systems and products used in operations and finance, and systems that operate its facilities. The Company has requested and received compliance certificates from substantially all of these vendors to certify their Year 2000 readiness.

       The operations of a few of the Company's business partners and suppliers may be affected by Year 2000 complications. The failure of these organizations to ensure that their systems are Year 2000 compliant could have an adverse effect on the Company's business results of operations, and financial condition.

       The potential worst case scenario includes, but is not limited to, the possibility that some branch offices are unable to process information; the communications are interrupted between the branch locations, corporate office and outside third parties; delays in processing information that is dependent on third-party systems; financial losses associated with delays in closing loans; and the failure of infrastructure services provided by third parties, such as internet service providers and public utilities organizations.

       The Company has not incurred significant costs to date concerning its Year 2000 efforts, and it does not believe that it will incur significant costs for such purposes in the foreseeable future. If the Company discovers any unexpected Year 2000 errors or defects in its internal systems, it could incur substantial costs in making repairs.

         NO DEALER, SALES PERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN GIVEN OR MADE BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON TO WHOM, OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS


                                                                                             PAGE
                                                                                             ----

         Additional Information.............................................................
         Prospectus Summary.................................................................  1
         Selected Financial Data............................................................  3
         Risk Factors.......................................................................  4
         Reorganization and Termination of S Corporation Status............................. 19
         Capitalization..................................................................... 20
         Use of Proceeds.................................................................... 20
         Dividend Policy.................................................................... 21
         Market for Common Stock............................................................ 22
         Dilution........................................................................... 22
         Management's Discussion and Analysis of Results of Operations and Financial
                  Condition................................................................. 24
         The Company and its Business....................................................... 32
         Legal Proceedings.................................................................. 48
         Management......................................................................... 50
         Description of Securities.......................................................... 55
         Restrictions on Acquisitions of Stock and Related Takeover Defensive
                   Provisions............................................................... 57
         Shares Eligible for Future Sale.................................................... 61
         Plan of Distribution............................................................... 62
         Principal Stockholders............................................................. 67
         Legal Matters...................................................................... 67
         Experts............................................................................ 67
         Index to Financial Statements ..................................................... 68

         UNTIL _________________, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS AS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR SOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                1,400,000 SHARES
                                       OF
                                  COMMON STOCK

                            ALLQUEST.COM CORPORATION

                                ----------------

                                   PROSPECTUS

                                ----------------

                            CHOICE INVESTMENTS, INC.

                                           , 1999
                               ------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Eleventh of the Company's Certificate of Incorporation provides for indemnification of directors and officers of the Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

         Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or (ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

         Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions.


SEC registration fee                                 $    3,099
NASD filing fee                                           1,340
NASDAQ listing fees                                       5,000
Accounting fees and expenses                             40,000
Legal fees                                              145,000
Blue sky fees and expenses                               40,000
Underwriter's expenses including
   counsel fees and expenses*                            35,000
Cost of printing and engraving                           15,000
Escrow Agent Fee                                          5,000
Transfer Agent Fees                                       1,000
Miscellaneous                                             4,561
                                                     ----------
         Total                                       $  295,000

*Excludes Underwriter's Advisory Fee of $25,000, commissions and the value of the warrants to be issued.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         The Company is newly incorporated, solely for the purposes of acting as the holding company of Allied Mortgage Capital Corporation ("Allied") pursuant to a Plan and Agreement of Reorganization (filed as Exhibit 2 herein). Effective on the closing of this offering, the Company will issue 4,000,000 shares of its Common Stock to Kathy Hodge and Jamey Hodge in exchange for 1,000 shares of Allied pursuant to a Plan and Agreement of Reorganization between the Company and those existing stockholders of Allied. As a result of that exchange, Allied will be the wholly owned subsidiary of the Company. The Company relied on Rule 147 (intrastate exemption) and Section 3(a)(11) in the exchange of securities without first registering them under the Securities Act of 1933.

ITEM 27.  EXHIBITS

1.                Form of Agency Agreement
2.                Plan and Agreement of Reorganization
3.1               Certificate of Incorporation of AllQuest.com Corporation
3.2               Bylaws of AllQuest.com Corporation
5.                Opinion regarding Legality
10.1              Coastal Banc Revolving Credit Note
10.2              Coastal Banc Loan Agreement
10.3              Guaranty Agreement
10.4.a            Coastal Banc Modification Agreement dated September, 1999
10.4.b            Coastal Banc Modification Agreement dated June 1, 1999
10.4.c            Coastal Banc Modification Agreement dated October 16, 1998
10.4.d            Coastal Banc Modification Agreement dated May 28, 1998
10.4.e            Coastal Banc Modification Agreement dated April 2, 1998
10.4.f            Coastal Banc Modification Agreement dated February 1, 1998
10.4.g            Coastal Banc Modification Agreement dated January 8, 1998
10.4.h            Coastal Banc Modification Agreement dated October 31, 1997
10.4.i            Coastal Banc Modification Agreement dated September 8, 1997
10.4.j            Coastal Banc Modification Agreement dated May 30, 1997
10.4.k            Coastal Banc Modification Agreement dated February 18, 1997
10.5              LendingTree, Inc. Internet Marketing Service Agreement
10.6              Intuit Mortgage Marketspace Agreement
10.7              Commercial Lease Between Mercantile Investment Corp. and
                  Allied Mortgage Capital Corporation
10.8              Subscription Escrow Agreement
10.9              General Warranty Deed
11.               Statement Regarding Computation of Earnings per Share*
21.               Subsidiaries of the Registrant
23.1              Consent of KPMG LLP
23.2              Consent of Selman & Munson, P.C.
27.               Financial Data Schedule*
99.1              Marketing Materials
99.2              Sales Presentation Materials

*To be filed by amendment.

ITEM 28. UNDERTAKINGS

         The undersigned Registrant hereby undertakes to:

         (1) File, during any period in which offers or sells securities, a post-effective amendment to the Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF HOUSTON, STATE OF TEXAS ON THIS 28th DAY OF September, 1999.

                                      ALLQUEST.COM CORPORATION



                                      By: /s/ JIM C. HODGE
                                         ---------------------------------------
                                           Jim C. Hodge, President



                                      By: /s/ MICHAEL V. REA
                                         ---------------------------------------
                                          Michael V. Rea, Vice President, Chief
                                          Financial Officer and Treasurer



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jim C. Hodge as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact or agent or substitute may lawfully do or cause to be done by virtue hereof.

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSON IN THE CAPACITIES AND ON THE DATE STATED ABOVE:



Signature                               Title                                                      Date
---------                               -----                                                      ----

                                        President, Chairman of the Board, Chief
/s/ JIM C. HODGE                        Executive Officer and Director (Principal           September 28, 1999
------------------------------------    Executive Officer)                                  ------------------
Jim C. Hodge

/s/ DON PARKER                                                                              September 28, 1999
------------------------------------    Director                                            ------------------
Don Parker

/s/ DAVID KLEIN                                                                             September 28, 1999
------------------------------------    Director                                            ------------------
David Klein

/s/ DON J. STROUSE                                                                          September 28, 1999
------------------------------------    Executive Vice President and Director               ------------------
Don J. Strouse

/s/ JAMEY J. HODGE                                                                          September 28, 1999
------------------------------------    Senior Vice President and Director                  ------------------
Jamey J. Hodge

                                  EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

1.                Form of Agency Agreement

2.                Plan and Agreement of Reorganization

3.1               Certificate of Incorporation of AllQuest.com Corporation

3.2               Bylaws of AllQuest.com Corporation

5.                Opinion regarding Legality

10.1              Coastal Banc Revolving Credit Note

10.2              Coastal Banc Loan Agreement

10.3              Guaranty Agreement

10.4.a            Coastal Banc Modification Agreement dated September, 1999

10.4.b            Coastal Banc Modification Agreement dated June 1, 1999

10.4.c            Coastal Banc Modification Agreement dated October 16, 1998

10.4.d            Coastal Banc Modification Agreement dated May 28, 1998

10.4.e            Coastal Banc Modification Agreement dated April 2, 1998

10.4.f            Coastal Banc Modification Agreement dated February 1, 1998

10.4.g            Coastal Banc Modification Agreement dated January 8, 1998

10.4.h            Coastal Banc Modification Agreement dated October 31, 1997

10.4.i            Coastal Banc Modification Agreement dated September 8, 1997

10.4.j            Coastal Banc Modification Agreement dated May 30, 1997

10.4.k            Coastal Banc Modification Agreement dated February 18, 1997

10.5              LendingTree, Inc. Internet Marketing Service Agreement

10.6              Intuit Mortgage Marketspace Agreement

10.7              Commercial Lease Between Mercantile Investment Corp. and
                  Allied Mortgage Capital Corporation

10.8              Subscription Escrow Agreement

10.9              General Warranty Deed

11.               Statement Regarding Computation of Earnings per Share*

21.               Subsidiaries of the Registrant

23.1              Consent of KPMG LLP

23.2              Consent of Selman & Munson, P.C.

27.               Financial Data Schedule*

99.1              Marketing Materials

99.2              Sales Presentation Materials


*To be filed by amendment.